Exhibit 2.1

Execution Version

SHARE AND LOAN PURCHASE AGREEMENT

AMONG:

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

- and -

GRAN TIERRA LUXEMBOURG HOLDINGS S.À R.L.

- and -

MAHA ENERGY AB

Dated as of February 5, 2017

4.11	Assets	31
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Table of Contents

(continued)

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Table of Contents

(continued)

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SHARE AND LOAN PURCHASE AGREEMENT

THIS SHARE AND LOAN PURCHASE AGREEMENT made on the 5th day of February, 2017.

AMONG:

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., a limited company incorporated under the laws of the Cayman Islands

- and -

GRAN TIERRA LUXEMBOURG HOLDINGS S.À R.L., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg

- and -

MAHA ENERGY AB, a corporation existing pursuant to the laws of Sweden

IN THE PRESENCE OF:

GRAN TIERRA FINANCE (LUXEMBOURG) S.À R.L., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg

WHEREAS:

A.	The Vendors directly own all of the issued and outstanding Shares.

B.	The Vendors wish to sell and convey the Purchased Shares to the Purchaser, and the Purchaser wishes to purchase the Purchased Shares from the Vendors, upon the terms and conditions herein set forth.

C.	GTEIH wishes to sell and convey the Loan Agreements to the Purchaser, and the Purchaser wishes to purchase the Loan Agreements from the Vendors, upon the terms and conditions herein set forth.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree with each other as follows:

Article 1
INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, including the recitals and the schedules hereto, the following words and phrases shall have the following meanings unless the context otherwise requires:

(a)	"Adjusted Purchase Price" has the meaning ascribed thereto in Section 2.2.

(b)	"affiliate" means, in relation to any Person, any other Person that controls, is controlled by or is under common control with the first mentioned Person, and for the purposes of this definition and references in this Agreement to "affiliate", "control" means the possession, directly or indirectly, by such Person of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

(c)	"Agreement" means this share purchase agreement and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof.

(d)	"Agreement Default" means:

(i)	any material misrepresentation, act in bad faith or breach of a material representation or warranty made by a Party, or the failure of a Party to perform or observe in any material respect any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith; and

(ii)	the failure by the Vendors to provide the necessary filings and documentation to ANP in order to obtain the Regulatory Pre-Approval as required by Section 3.3, irrespective of whether the Vendors used reasonable commercial efforts to provide such filings and documentation to ANP as required by Section 3.3.

(e)	"Agreement 86" has the meaning ascribed thereto in Subsection 3.2(h).

(f)	"Agreement 224" has the meaning ascribed thereto in Subsection 3.2(h).

(g)	"Alvorada Agreement" means the Gross Overriding Royalty Agreement between GTEB and Alvorada Petróleo S.A. dated August 20, 2012.

(h)	"Announcement" has the meaning ascribed thereto in Subsection 9.1(b).

(i)	"ANP" means the Agência Nacional do Petróleo, Gás Natural e Biocombustíveis of Brazil.

(j)	"Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives, published guidelines, policies and practices, standards, codes of practice (regardless of whether such guidelines, standards and codes of practice have been promulgated by statute or regulation), treaties, ordinances, municipal by-laws and orders of and the terms of all Orders by which such Person is bound or which has application to the transaction or event in question.

(k)	"Applicable Privacy Laws" means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta).

(l)	"Assets" means all of the assets of the Company Group including the Company Group's interest in the Concession Agreements.

(m)	"Assumed Liabilities" means:

(i)	all liabilities related to the failure to achieve local content requirements under the Concession Agreements for Blocks REC-T-129, REC-T-142, REC-T-155 and REC-T-224;

(ii)	all liabilities related to the failure to complete work commitments with respect to the Concession Agreements for Blocks REC-T-117, REC-T-118 and REC-T-224;

(iii)	all liabilities with respect to the amount payable for withholding tax that is required to be paid in Brazil upon the settlement of the loan currently owed by Gran Tierra Energy Brasil Ltda. to the Company, which includes the current portion of such which forms part of the "Income Tax Payable" category of the accounts of the Company Group;

(iv)	all liabilities in accordance with U.S. GAAP or GAAP with respect to accrued contractor liability and contingency claims of the kind which currently form part of the "General Accruals" category of the accounts of the Company Group;

(v)	all liabilities in accordance with U.S. GAAP or GAAP of the kind currently classified in the "Asset Retirement Obligation Current" category of the accounts of the Company Group; and

(vi)	all liabilities related to the Loan Agreements;

(n)	"Assumed Liability Payment" means any payment made by the Company or the Subsidiaries, or any security forfeited by a Vendor or its affiliate as described in Subsection 3.2(h)(vi), on or after the Execution Date and up to, and including, the Effective Date, in respect of the Assumed Liabilities, that is permitted or required pursuant to Section 3.2.

(o)	"Authorized Authority" means, in relation to any Person, transaction or event, any: (i) national, federal, provincial, state, county, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (ii) agency, authority, ministry, department, board, bureau, commission, instrumentality, regulatory body, professional association, licensing authority, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, administrative or similar powers or functions of or pertaining to government; (iii) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (iv) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event.

(p)	"Books and Records" means the Financial Records and all other available books, records, files and papers held by the Company and the Subsidiaries relating to the Assets or the Business, including geological data, maps, geophysical data, seismic records, drawings, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, tax files and Tax Returns and records related thereto, and the minute and share certificate books of the Company and each Subsidiary and all records, data and information stored electronically, digitally or on computer-related media and the documents currently held by the Vendors or their affiliates that have been specifically disclosed in writing to the Purchaser as forming part of the Books and Records; provided, however "Books and Records" shall not include information of any media which: (x) is protected from disclosure to the Purchaser under obligations of confidentiality owed by the Vendors or any of their affiliates to a third party, or (y) relate to the businesses, business practices or business strategies of the Vendors or any of their affiliates.

(q)	"BrazCo" means Gran Tierra Brazco (Luxembourg) S.á r.l.

(r)	"Brazil" means the Federative Republic of Brazil.

(s)	"Business" means the business presently and heretofore carried on by the Company Group as a going concern.

(t)	"Business Day" means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, Canada, Luxembourg, the Grand Duchy of Luxembourg and Rio de Janeiro, Brazil but does not in any event include a Saturday or a Sunday or a statutory holiday under Applicable Law.

(u)	"CADE" means the Brazilian Council for Economic Defense – CADE.

(v)	"Certificate of Non-Registration" has the meaning ascribed thereto in Subsection 6.2(d).

(w)	"Change of Control Notification" means the notification and all required supporting documentation under Applicable Law to ANP that Closing has occurred.

(x)	"Claim" has the meaning ascribed thereto in Subsection 10.4(a).

(y)	"Class A MRPS" means a Class A mandatory redeemable preferred share in the capital of the Company.

(z)	"Class B MRPS" means a Class B mandatory redeemable preferred share in the capital of the Company.

(aa)	"Closing" means the transfer by the Vendors to the Purchaser of the Purchased Shares, the assignment of the Loan Agreements by GTEIH to the Purchaser, the payment by the Purchaser to the Vendors of the Closing Amount, the release of Escrow Amount in accordance with Subsection 2.6(b)(i) and the completion of all matters incidental thereto which are contemplated by this Agreement.

(bb)	"Closing Amount" has the meaning ascribed thereto in Subsection 2.3(c).

(cc)	"Closing Date" means the tenth (10th) Business Day following the later of:

(i)	the fulfillment, completion or waiver of all of the conditions set out in Article 6; and

(ii)	the Financing Date;

or such earlier or later date as the Parties may agree in writing, provided that the Parties shall use reasonable commercial efforts to cause the Closing Date to occur as soon as is reasonably practicable following the later of items (i) and (ii) set out above.

(dd)	"Closing Interest" means an amount equal to the interest which would have accrued on an amount equal to the Purchase Price less the Deposit from the Effective Date to the day prior to the Closing Date, such interest being calculated at the Interest Rate plus interest at the Interest Rate on the Subsequent Payments and Assumed Liability Payments from the date of such payments being made to the day prior to the Closing Date.

(ee)	"Company" means Gran Tierra Finance (Luxembourg) S.à r.l., a private limited liability company incorporated pursuant to laws of the Grand Duchy of Luxembourg, having its registered office at 46A avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies registry under number B 163.089.

(ff)	"Company Group" means the Company and each of the Subsidiaries.

(gg)	"Concession Agreements" means the concession agreements described in Schedule 1.1(gg).

(hh)	"Conflicted Person" means (i) an Official; (ii) a family member of an Official; (iii) a company or business that is owned or operated by an Official or a family member of an Official; (iv) any person recommended by an Official or a family member of an Official; or (v) a political party.

(ii)	"Concession Expiry Date" has the meaning ascribed thereto in Subsection 3.2(h).

(jj)	"Data Room" means the electronic data room, together with all other due diligence materials, made available by the Vendors or their affiliates or Representatives to the Purchaser or its Representatives in connection with the transactions contemplated by this Agreement.

(kk)	"Decommissioning Liabilities" means any Liability to decommission all or any part of any property of the Company Group or any other area that was used in connection with the activities conducted in respect of such properties and any such other Liability as may be required under Applicable Law pertaining to such properties including Liabilities for the clean-up thereof or in respect of any Release.

(ll)	"Deposit" means the Initial Deposit, and if the Second Deposit has been paid to the Vendors, means the Initial Deposit and the Second Deposit and if the Third Deposit has been paid to the Vendors, means the Initial Deposit, the Second Deposit and the Third Deposit.

(mm)	"Deposit Interest" has the meaning ascribed thereto in Subsection 2.5(e).

(nn)	"Disclosed Personal Information" has the meaning ascribed thereto in Section 13.1.

(oo)	"Disputed Amounts" has the meaning ascribed thereto in Subsection 0.

(pp)	"Effective Date" means the date on which the Escrow Amount is deposited with the Escrow Agent in accordance with Subsection 2.6(a).

(qq)	"Effective Date Working Capital" means the current assets of the Company Group, minus the current liabilities of the Company Group, the whole as at the Effective Date and calculated in accordance with U.S. GAAP, and modified by adding back in the amount of any Assumed Liabilities to the extent that such Assumed Liability is treated as a current liability under U.S. GAAP. For illustrative purposes, an example of a working capital calculation of the Company Group, calculated as at December 31, 2016 and in accordance with U.S. GAAP, modified by adding back in the amount of any Assumed Liabilities to the extent that such Assumed Liability is treated as a current liability under U.S. GAAP, is attached hereto as Schedule 1.1(qq), and the parties acknowledge that Effective Date Working Capital shall be calculated and presented in the same manner and using the same accounting policies as were used in such illustrative example of a working capital calculation.

(rr)	"Emergency Expenditure" has the meaning ascribed thereto in Subsection 3.2(c).

(ss)	"Environmental Law" means any requirement pursuant to Applicable Law relating to the protection of human health, safety or the environment or to emissions, discharges or Releases of Hazardous Material, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(tt)	"Environmental Liabilities" means any and all Liabilities under Environmental Laws.

(uu)	"Escrow Agent" means Setterwalls Advokatbyra ABa.

(vv)	"Escrow Agreement" means an escrow agreement between the Vendors, the Purchaser and the Escrow Agent, to be executed on or before the Financing Date, providing for the holding of the Escrow Amount and the release thereof in accordance with the terms of this Agreement or as otherwise directed in writing by all of the Parties, and otherwise in form and on terms acceptable to the Parties, each acting reasonably.

(ww)	"Escrow Amount" means the amount paid to the Escrow Agent pursuant to Subsection 2.6(a), together with any interest that accrues thereon in the account of the Escrow Agent.

(xx)	"Excerpt" has the meaning ascribed thereto in Subsection 6.2(b)(ii).

(yy)	"Execution Date" means February 5, 2017.

(zz)	"Expense" means any and all reasonable expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

(aaa)	"Expiring Agreements" has the meaning ascribed thereto in Subsection 3.2(h).

(bbb)	"External Company Group Debt" means the debts outstanding by and between members of the Company Group and certain other affiliates of Gran Tierra Energy Inc., as has been disclosed to the Purchaser in writing, but excludes any amounts owing under the Loan Agreements.

(ccc)	"Final Closing Statement" has the meaning ascribed thereto in Subsection 2.9(a).

(ddd)	"Financing Date" means the date on which the Purchaser Financing closes.

(eee)	"Financial Records" means:

(i)	with respect to GTEB, (A) electronic data (prepared in R$) in its MXM accounting software; and (B) hard copy of accounting records located in its offices; and

(ii)	for the Company and Gran Tierra Brazco (Luxembourg) S.à r.l., an electronic (Excel) copy of the general ledgers thereof (prepared in R$).

(fff)	"Financial Statements" means the Interim GTEB Statements and the Luxembourg Entity Statements, true and complete copies of which have been disclosed to the Purchaser in writing.

(ggg)	"Force Majeure Agreements" has the meaning ascribed thereto in Subsection 3.2(h)(i).

(hhh)	"GAAP" or "Generally Accepted Accounting Principles" means the accounting principles generally accepted in Brazil, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

(iii)	"GTEB" means Gran Tierra Energy Brasil Ltda., a sociedade limitada existing under the laws of Brazil.

(jjj)	"GTEIH" means Gran Tierra Energy International Holdings Ltd., a limited company incorporated under the laws of the Cayman Islands, with registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands, registered with the Registrar of Companies of the Cayman Islands, under corporate number MC 238484.

(kkk)	"GTEIH Brazco Loan Agreement" means the Loan Agreement effective May 23, 2013 between GTEIH and Brazco pursuant to which GTEIH agreed to to lend up to R$6,000,000 principal amount of non-interest bearing loans to Brazco.

(lll)	"GTEIH Company Loan Agreement" means the Loan Agreement effective March 27, 2013 between GTEIH and the Company pursuant to which GTEIH agreed to lend up to R$200,000,000 principal amount of non-interest bearing loans to the Company.

(mmm)	"Gran Tierra Parent Guarantee" means the guarantee of Gran Tierra Energy Inc. currently held by ANP, guaranteeing the obligations of GTEB with respect to the Concession Agreements.

(nnn)	"GTLUX" means Gran Tierra Luxembourg Holdings S.à r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies registry under number B 176.816.

(ooo)	"Hazardous Material" means any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "pollutants", "contaminants", or words of similar import under any Environmental Law, including petroleum and petroleum products and by-products and radioactive materials (including naturally occurring radioactive materials); and any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Authorized Authority under any Environmental Law.

(ppp)	"ICC" means the International Chamber of Commerce.

(qqq)	"including" and "includes" means "including, without limitation" and "includes, without limitation", respectively.

(rrr)	"Independent Auditor" means a firm of chartered accountants as chosen by the Vendors from amongst two candidates put forward by the Purchaser which is "independent" to the Purchaser and the Vendors, as such term is defined in accordance with generally accepted auditing standards.

(sss)	"Initial Deposit" means $3,500,000.

(ttt)	"Interest Rate" means an annual rate of interest equal to:

(i)	the rate for U.S. dollar borrowings appearing on page LIBOR01 of the Reuters Service (or on any successor or substitute page of such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Vendors) at approximately 11:00 a.m., London time, on the last day prior to the Closing Date on which such rates were posted on such Service, as the rate for U.S. Dollar borrowings with a term to maturity that is the closest to the number of days between the Effective Date and the Closing Date (provided that if such number of days is equally close to two maturity terms for which such Service provides LIBOR quotes, the longer of the two maturity periods shall be used); or

(ii)	in the event that the rate described above is not available at such time for any reason, the rate at which U.S. dollar deposits of $5,000,000, and with a term to maturity of the number of days between the Effective Date and the Closing Date, are offered by the principal London office of a financial institution selected by the Vendors, acting reasonably, in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the last day prior to the Closing Date for which the Vendors are reasonably able to obtain such an offer from such a financial institution;

plus:

(iii)	with respect to all provisions of this Agreement except for Subsection 14.2(e)(ix), two per cent (2%); or

(iv)	in respect of Subsection 14.2(e)(ix), four per cent (4%);

provided that interest shall not be compounded.

(uuu)	"Interim GTEB Statements" means the unaudited balance sheet as at December 31, 2016 and income statement for the twelve months ended December 31, 2016 of GTEB, prepared in U.S. dollars and by applying measurement and recognition principles prescribed by U.S. GAAP, except capitalized inventory with a carrying value of $1.2 million included in property plant and equipment has been recorded at cost.

(vvv)	"Internal Company Group Debt" means the debts outstanding among the members of the Company Group, as has been disclosed to the Purchaser in writing.

(www)	"Interim Closing Statement" has the meaning ascribed thereto in Section 2.8.

(xxx)	"Interim Period" has the meaning ascribed thereto in Subsection 3.2(a).

(yyy)	"Issuers" has the meaning ascribed thereto in Section 3.4.

(zzz)	"Legal Proceeding" means any litigation, action, application, suit, investigation, hearing, inquiry, claim, deemed complaint, grievance, arbitration proceeding or other similar proceeding, civil, administrative or criminal, before or by any Authorized Authority and includes any appeal or review thereof and any application for appeal or review.

(aaaa)	"Letters of Credit" means the letters of credit and surety bonds that have been disclosed to the Purchaser in writing, together with any replacements thereof.

(bbbb)	"Letter of Credit Arrangements" has the meaning ascribed thereto in Section 3.4.

(cccc)	"Liabilities" shall include any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated, unliquidated, secured or unsecured, including Taxes payable on any settlement payment or damage award in respect of the matter.

(dddd)	"Lien" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, life estate, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

(eeee)	"Loan Agreements" means the GTEIH Brazco Loan Agreement and the GTEIH Company Loan Agreement.

(ffff)	"Losses" means any Liability, claim, damage or reasonable Expense.

(gggg)	"Luxembourg Entity Statements" means unaudited balance sheet as at December 31, 2016 and income statement for the twelve months ended December 31, 2016 for each of the Company and Gran Tierra Brazco (Luxembourg) S.à r.l. prepared in U.S. Dollars and by applying the recognition principles prescribed by US GAAP.

(hhhh)	"Maha Parent Guarantee" means the guarantee of the Purchaser to be provided to ANP to guarantee the obligations of GTEB with respect to the Concession Agreements in the form required by the ANP and to otherwise comply with all Applicable Laws.

(iiii)	"Material Contract" means the Concession Agreements, the Alvorada Agreement, the Loan Agreements and each contract to which the Company or a Subsidiary is a party with respect to which the reasonable estimate of the total value to be paid or received by the Company or a Subsidiary under the contract after the Execution Date is in excess of $1,000,000.

(jjjj)	"Official" means a Person that is a candidate for public office or is an employee of or holds an office (including a legislative administrative or judicial office) with any political party, government, state-owned or affiliated Person or entity, or public international organization.

(kkkk)	"Order" means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Authorized Authority.

(llll)	"Ordinary Course of Business" when used in relation to the taking of any action by the Company or any Subsidiary means that the action is consistent in nature, scope and magnitude with the past practices of the Company or the Subsidiary and is taken in the ordinary course of normal day-to-day operations of the Company or the Subsidiary.

(mmmm)	"Ordinary Share" means an ordinary share in the capital of the Company.

(nnnn)	"Outside Date" means December 31, 2017 or, if the Third Deposit is paid by the Purchaser to the Vendors, means March 31, 2018.

(oooo)	"Parties" means the Vendors and the Purchaser and "Party" means one of them.

(pppp)	"Permitted Liens" means (i) any Liens specifically disclosed to the Purchaser in the writing; (ii) the regulations and any rights reserved to or vested in any Authorized Authority to levy taxes or to control or regulate any the interest of the Company Group in any manner; and (iii) Liens for Taxes that are not yet due or are not in arrears or that are being contested.

(qqqq)	"Permitted Asset Liens" means (i) any Liens specifically disclosed to the Purchaser in the writing; (ii) the obligations of GTEB pursuant the Alvorada Agreement; (iii) Liens arising under the Concession Agreements; (iv) commitments incurred with respect to the Work Program and Budget; (v) the regulations and any rights reserved to or vested in any Authorized Authority to levy taxes or to control or regulate any the interest of the Company Group in any manner; (vi) Liens granted in the ordinary course of business to an Authorized Authority respecting operations pertaining to petroleum and natural gas rights; (vii) Liens for Taxes and utilities that in each case are not yet due or are not in arrears or that are being contested; (viii) construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar liens (inchoate or otherwise) if payment of the debt secured by them is not yet due; (ix) minor title defects or irregularities, minor unregistered easements or rights of way, and other minor unregistered restrictions if such title defects, irregularities or restrictions do not, individually or in the aggregate, have a materially adversely effect on the operation of the Business or the Assets on a consolidated basis; (x) easements, covenants, rights of way and other restrictions if registered provided that they are complied with and do not, individually or in the aggregate, materially adversely affect the Business or the Assets on a consolidated basis; and (xi) any Liens incurred in the Ordinary Course of Business which do not, individually or in the aggregate, have a material adverse effect on the operation of the Business or the Assets on a consolidated basis.

(rrrr)	"Person" includes an individual, a partnership, a company, a corporation, a trust, a joint venture, an unincorporated organization, a union, an Authorized Authority or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

(ssss)	"Personal Information" means information about an individual transferred to one Party by another in accordance with this Agreement and/or as a condition of the transaction contemplated hereby.

(tttt)	"Public Documents" means all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed with the Securities and Exchange Commission of the United States of America or other Authorized Authority, to which the public has access.

(uuuu)	"Purchase Price" means $35,000,000.

(vvvv)	"Purchased Shares" means all of the issued and outstanding Shares as at the Time of Closing.

(wwww)	"Purchaser" means Maha Energy AB, a corporation existing pursuant to the laws of Sweden.

(xxxx)	"Purchaser Financing" means an equity or debt financing by the Purchaser for net proceeds of no less than $31,500,000 (or, if the Purchaser Financing closes after the payment of the Second Deposit, $30,000,000).

(yyyy)	"Purchaser's Bank Account" means the bank account of the Purchaser set out below, or such other bank account as the Purchaser shall give notice to the Vendors not less than three (3) Business Days prior to the date on which a payment is to be made:

Beneficiary Bank Name:	TD Canada Trust Bank

Beneficiary Bank ID:	CC000480609

Beneficiary Account Number:	8060 7348779

Beneficiary Bank Address:	TD Canada Trust
Suite 1100, 421 - 7th Avenue SW
Calgary, AB T2P 4K9

Beneficiary:	Maha Energy Inc
Suite 1140, 10201 Southport Road
Calgary, AB, T2W 4X9

(zzzz)	"Purchaser's Counsel" means the law firms of Cassels, Brock & Blackwell LLP and Setterwalls Advokatbyra AB.

(aaaaa)	"Regulatory Pre-Approval" means the written approval from ANP pursuant to Applicable Law of the replacement of the Gran Tierra Parent Guarantee with the Maha Parent Guarantee.

(bbbbb)	"Release" means any actual or threatened release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

(ccccc)	"Representative" when used with respect to a Party means each director, manager, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

(ddddd)	"Second Deposit" means $1,500,000.

(eeeee)	"Shares" means the Ordinary Shares, the Class A MRPSs and the Class B MRPSs and "Share" means any of them.

(fffff)	"Shareholder Register" has the meaning ascribed thereto in Subsection 6.2(b).

(ggggg)	"Specified Agreements" has the meaning ascribed thereto in Subsection 3.2(h).

(hhhhh)	"Subsidiaries" means GTEB and Gran Tierra Brazco (Luxembourg) S.à r.l. and "Subsidiary" means any one of them.

(iiiii)	"Subsequent Investments" means, with respect to the period from the Effective Date up to and including the Closing Date, the sum of:

(i)	any capital contributions (including any subscriptions for Shares) made by a Vendor or its affiliate to any member of the Company Group that are required in connection with any action that is permitted or required pursuant to Section 3.2; and

(ii)	any amount loaned by a Vendor or its affiliate to any member of the Company Group which are not repaid prior to the Time of Closing and that are required in connection with any action that is permitted or required pursuant to Section 3.2;

in each case excluding:

(iii)	any amounts associated with the capitalization, repayment or forgiveness of the External Company Group Debt; and

(iv)	the portion of any capital contribution or loan that is used by any member of the Company Group to make an Assumed Liability Payment;

with all such amounts converted from Brazilian Reais into dollars at the Bank of Canada noon rates (or if, at such time, the Bank of Canada does not publish daily noon rates, the Bank of Canada daily average rate or any similar rate published by the Bank of Canada at that time) for the Business Day prior to the date of the relevant capital contribution or advance to the member of the Company Group.

(jjjjj)	"Tax Authority" means, with respect to any Tax, the Authorized Authority that imposes such Tax or issues rulings, opinions, instructions and interpretations with respect to the applicability of such Tax, and the agency (if any) charged with the collection of such Tax for such Authorized Authority, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

(kkkkk)	"Tax Benefit" means any Tax benefit, including reimbursements, proceeds of a recovery action and deductions.

(lllll)	"Taxes" or "Tax" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including pension plan contributions, employment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any Authorized Authority, and whether disputed or not.

(mmmmm)	"Tax Returns" includes all returns, information returns, reports, declarations, designations, elections, agreements, filings forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by the Applicable Laws relating to Taxes.

(nnnnn)	"Third Deposit" means $1,000,000.

(ooooo)	"Threatened", when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future.

(ppppp)	"Time of Closing" means 8:00 a.m. (Bermuda time) on the Closing Date (or such other time as the Parties may agree), when the Closing is scheduled to occur.

(qqqqq)	"Title Opinion" means the signed title opinion of Veirano Advogados attached hereto as Schedule 1.1(qqqqq).

(rrrrr)	"U.S. GAAP" means the accounting principles generally accepted in the United States, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

(sssss)	"Vendors" means GTEIH and GTLUX and "Vendor" means each or either of GTEIH and GTLUX, as the context may require.

(ttttt)	"Vendors' Bank Account" means the bank account of the Vendors set out below, or such other bank account as the Vendors shall give notice to the Purchaser not less than three (3) Business Days prior to the date on which a payment is to be made:

Correspondent Bank:	HSBC Bank USA
Swift Code: MRMDUS33
ABA No. 021001088

Destination Bank:	HSBC Bank Bermuda Limited
Swift Code: BBDA BMHM
Hamilton, Bermuda

Beneficiary Name:	Gran Tierra Energy International Holdings LTD.

Beneficiary Account No:	011-029212-501 (USD account)

(uuuuu)	"Vendors' Counsel" means the law firm of Donahue & Partners LLP in the Grand Duchy of Luxembourg and Veirano Advogados in Brazil.

(vvvvv)	"Vendors Trade-Marks" means the name "Gran Tierra" and any derivations thereof and any trade-marks and service marks owned by the Vendors, their affiliates or the Company Group, and including all registered and unregistered trademarks, trade names, trade mark applications and registrations, trade name registrations, service marks, designs, logos and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including any goodwill associated therewith, and all applications, registrations and renewals in connection therewith associated with the Company Group.

(wwwww)	"Work Commitments" has the meaning ascribed thereto in Subsection 3.2(i).

(xxxxx)	"Work Program and Budget" means the 2017 Work Program and Budget that has been disclosed to the Purchaser in writing.

1.2	References and Headings

The references "hereunder", "herein", "hereby" and "hereof" refer to the provisions of this Agreement and references to Articles, Sections and Subsections herein and schedules hereto refer to articles, sections, subsections or schedules of this Agreement. The headings of the Articles, Sections, Subsections and any other headings, captions or indices herein and the schedules hereto are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.3	Currency and Payment Obligations

All dollar amounts referred to in this Agreement are in the lawful currency of the United States of America, unless otherwise indicated herein. References to "R$" are to Brazilian Reais. All payments contemplated herein shall be by wire transfer to the Vendors' Bank Account or the Purchaser's Bank Account, as applicable, or such other transfer of immediately available funds as may be agreed by the Parties. Except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than noon (local time to the recipient) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.4	Singular/Plural; Derivatives

Whenever the singular or masculine or neuter is used in this Agreement, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.5	Statutory References

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.6	Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any schedule hereto or any document delivered pursuant to this Agreement or disclosed in writing to the Purchaser, the provision of the body of this Agreement shall prevail, provided that certain item have been disclosed in writing to the Purchaser and are identified herein as qualifying certain provisions of this Agreement (and any such qualification shall not be considered a conflict or inconsistency, and such provision, as so qualified, shall prevail).

1.7	Accounting References

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with U.S. GAAP except as otherwise has been disclosed in writing to the Purchaser, as otherwise indicated herein or where the application of such principles is inconsistent with, or limited by, the terms of this Agreement.

1.8	Computation of Time Periods

Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day. To the extent that interest is calculated for a period ending on a day that is not a Business Day, the last day of such period, for the purposes of calculating interest, shall extend to the next following Business Day.

1.9	Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by a Party to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Party or of which the Party is aware, it shall mean such knowledge as is actually known (without further inquiry) to the officers of the Party who have overall responsibility for or knowledge of the matters relevant to such statement.

1.10	Disclosure in Writing

Where any representation, warranty or other statement in this Agreement is expressed to be disclosed in writing to the Purchaser, or a variation of such statement is expressed, it shall mean as specifically identified as having been disclosed in writing to the Purchaser for the purposes of qualifying this Agreement, provided: (i) that any references to specific sections of this Agreement in such disclosure in writing are intended solely for convenience and are by no means intended as a statement of limitation as to where such disclosure is relevant or appropriate; and (ii) the disclosure of any such item in writing shall constitute disclosure or, as applicable, exclusion of that item in respect of each covenant, representation and warranty made in the Agreement where the relevance of that item as an exception to (or a disclosure for the purposes of) such covenant, representation or warranty can be reasonably inferred.

Article 2
SALE AND CONVEYANCE

2.1	Purchase and Sale of Purchased Shares and Loan Agreements

(a)	Subject to the terms and conditions hereof, at the Time of Closing,

(i)	the Vendors each agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase and receive from the Vendors, the Vendors' entire right, title and interest in and to the Purchased Shares; and

(ii)	GTEIH agrees to sell, assign and transfer all of its right, title and interest in and to the Loan Agreements, including to all debts owing by Brazco and the Company to GTEIH at the Time of Closing to the Purchaser under the Loan Agreements.

(b)	Notwithstanding the Closing Date, from and after the Closing Date, this Agreement shall have economic effect as between the Parties effective as of the Effective Date and the rights and obligations of the Parties as between themselves shall be the same as what they would have been had possession, control and risk of, and title to, the Purchased Shares passed to the Purchaser on the Effective Date.

2.2	Adjusted Purchase Price

The aggregate purchase price (the "Adjusted Purchase Price") for the Purchased Shares and the Loan Agreements shall be an amount equal to the Purchase Price, adjusted as follows:

(a)	plus the Closing Interest;

(b)	plus an amount equal to the sum of the Assumed Liability Payments, if any;

(c)	plus an amount equal to the sum of the Subsequent Investments, if any; and

(d)	plus, if the Effective Date Working Capital is greater than $0, or minus, if the Effective Date Working Capital is less than $0, the amount by which the Effective Date Working Capital exceeds or is less than $0.

2.3	Payment of Adjusted Purchase Price

The Adjusted Purchase Price shall be paid by the Purchaser to the Vendors as follows:

(a)	the Escrow Amount, or the applicable portion thereof, shall be paid in accordance with Subsection 2.6(b)(i);

(b)	the Deposit and the Deposit Interest shall be paid in accordance with Subsection 2.5(d)(i);

(c)	at Closing the Purchaser shall pay to the Vendors an amount in cash (the "Closing Amount"), if greater than zero, equal to:

(i)	the estimated Adjusted Purchase Price set forth on the Interim Closing Statement;

(ii)	minus the sum of the Escrow Amount, the Deposit and the Deposit Interest.

2.4	Allocation of Purchase Price

The Adjusted Purchase Price shall be allocated as follows:

(a)	$1.00 to GTLUX in respect of the Ordinary Shares;

(b)	$1.00 to GTEIH in respect of the Class A MRPSs and the Class B MRPSs; and

(c)	the remainder of the Adjusted Purchase Price allocated to the GTEIH Company Loan Agreement and the GTEIH Brazco Loan Agreement, in proportion to the respective amounts outstanding thereunder on the Closing Date.

2.5	Deposit

(a)	The Purchaser shall pay the Initial Deposit to the Vendors on February 6, 2017, and the Vendors shall receive same by no later than 2:00 p.m. (Bermuda time) on February 9, 2017.

(b)	If the Financing Date has not occurred by June 1, 2017, the Purchaser may, at its option, pay the Second Deposit to the Vendors by June 1, 2017.

(c)	If Closing has not occurred by December 31, 2017, the Purchaser may, at its option, pay the Third Deposit to the Vendors by December 31, 2017.

(d)	The Deposit shall be allocated between the Vendors in a manner proportionate to the allocation of Adjusted Purchase Price set forth in Section 2.3.

(e)	The Deposit, together with interest at the Interest Rate on the Deposit while held by the Vendors (the "Deposit Interest"), shall be applied in accordance with the following terms and conditions:

(i)	if the Closing occurs, the Deposit and the Deposit Interest shall be retained by the Vendors and applied by the Vendors at the Closing in partial satisfaction of Purchaser's obligation to pay the Closing Amount;

(ii)	if this Agreement is terminated due to the exercise by the Purchaser of the right to terminate this Agreement specified in Subsections 11.1(b), 11.1(d) or 11.1(h) or the exercise by the Vendors of their right to terminate this Agreement specified in Subsection 11.1(i), the Purchaser shall be entitled to the Deposit and Deposit Interest which the Vendor shall return to the Purchaser within five (5) Business Days from the date of such termination; and

(iii)	if this Agreement is terminated for any reason other than the exercise by the Purchaser of the right to terminate this Agreement specified in Subsections 11.1(b), 11.1(d) or 11.1(h) or the exercise by the Vendors of their right to terminate this Agreement specified in Subsection 11.1(i), the Vendors shall be entitled to retain the Deposit and the Deposit Interest.

2.6	Escrow

(a)	On the Financing Date the Purchaser shall pay or cause to be paid an amount equal to the Purchase Price minus the Deposit to the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement.

(b)	The Parties hereby agree that the Escrow Amount shall be released, and covenant and agree to instruct the Escrow Agent (in accordance with the terms of the Escrow Agreement) to release the Escrow Amount, as follows:

(i)	if the Closing occurs, to the Vendors, to be applied by the Vendors at the Closing in partial satisfaction of Purchaser's obligation to pay the Adjusted Purchase Price, provided that, if the estimated Adjusted Purchase Price set forth on the Interim Closing Statement is less than the sum of the Deposit Interest, the Deposit and the Escrow Amount, the Escrow Agent shall return the difference thereof to the Purchaser;

(ii)	if the Closing does not occur by the Outside Date, to the Purchaser.

2.7	Liquidated Damages

In the event that the Deposit is retained by the Vendors pursuant to Subsection 2.5(e)(iii), the Parties acknowledge and agree that such sums represent liquidated damages which are a genuine pre-estimate of the minimum amount of actual damages, costs, including opportunity costs, and expenses that would be incurred by the Vendors as a result of the termination of this Agreement contemplated by Subsection 2.5(e)(iii), and are not penalties. The Parties agree that the liquidated damages provided for in Subsection 2.5(e)(iii) is a fair and equitable amount to compensate the Vendors for the minimum amount of such actual damages, costs and expenses. The Purchaser irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Payment of the liquidated damages provided for in Subsection 2.5(e)(iii) shall not limit or otherwise affect the rights and obligations of the Vendors under this Agreement or its remedies at law or in equity to seek damages in excess of such liquidated damages.

2.8	Interim Closing Statement

At least five (5) Business Days prior to the Closing Date, the Vendors shall, acting reasonably, deliver to the Purchasers an interim closing statement (the "Interim Closing Statement") specifying:

(a)	an estimate of the Assumed Liability Payments;

(b)	an estimate of the Subsequent Investments;

(c)	an estimate of the Closing Interest;

(d)	an estimate of the Effective Date Working Capital; and

(e)	an estimate of the final Adjusted Purchase Price

The Vendors shall assist the Purchaser in verifying the amounts set forth in such Interim Closing Statement by providing reasonable back up documentation to substantiate such amounts. In the event of a disagreement of any such amount, or otherwise, Closing shall occur on the basis of the Interim Closing Statement.

2.9	Final Closing Statement

(a)	Within sixty (60) days after the Closing, the Purchaser shall, acting reasonably, provide the Vendors with a written final closing statement (the "Final Closing Statement") giving its calculation of the final amounts of each of:

(i)	the Assumed Liability Payments;

(ii)	the Subsequent Investments;

(iii)	the Closing Interest;

(iv)	the Effective Date Working Capital; and

(v)	the Adjusted Purchase Price.

The Purchaser shall assist the Vendors in verifying the amounts set forth in such Final Closing Statement by providing reasonable back up documentation to substantiate such amounts.

(b)	To the extent Purchaser does not have the required information, the Vendors shall cooperate with the Purchaser in the preparation of the Final Closing Statement by making information and records reasonably available to the Purchaser. The Vendor will have a period of thirty (30) days from the date of delivery of the Final Closing Statement to review and agree or dispute the Final Closing Statement. If the Vendor disputes the Final Closing Statement it must notify the Purchaser in writing within the thirty (30) day period referred to above, giving full details of each of the matters in dispute. The Final Closing Statement shall constitute the final and binding Final Closing Statement with respect to the Vendors unless the Vendors have served written notice of their disagreement, including full details of such disagreement, to the Purchaser within the thirty (30) day period referred to above. If the Final Closing Statement is disputed by the Vendors, the Purchaser and the Vendors shall have a period of ten (10) Business Days from the service of the notice of the Vendor's disagreement in which to resolve the matters in dispute. During this period the Vendors and the Purchaser may, by notice in writing, propose further adjustments and notify the other of additional matters in dispute, but only where such additional adjustments or matters arise out of any disagreement notified by the Vendor in the original notice of dispute. At the end of such period, the Final Closing Statement shall be revised to reflect any agreed adjustments. Payment of any agreed adjustments, plus interest thereon at the Interest Rate from the Closing Date to the payment date, shall be made within ten (10) Business Days following agreement of the disputing Parties. If any matter remains in dispute at the end of the ten (10) Business Day period referred to above (the "Disputed Amounts") then, at the written request of either the Vendors or the Purchaser, an Independent Auditor shall be promptly engaged to resolve such dispute and the Independent Auditor shall be requested to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within thirty (30) Business Days after the dispute is referred to it. The decision of the Independent Auditor will be final and binding. The fees and expenses of the Independent Auditor shall be for the sole account of the Vendors, unless the Independent Auditor's decision is to the benefit of the Vendors by at least $250,000.00, in which circumstance the fees and expenses of the Independent Auditor shall be borne in their entirety by the Purchaser.

2.10	Final Settlement

Final settlement of the Adjusted Purchase Price shall be made within five (5) Business Days of the Final Closing Statement being agreed or otherwise determined in accordance with Section 2.9 by payment by the Vendors to the Purchasers' Bank Account (if the Adjusted Purchase Price is less than the sum of Closing Amount, the Deposit and the Escrow Amount) or by payment by the Purchaser to the Vendors' Bank Account (if the Adjusted Purchase Price is greater than the sum of Closing Amount, the Deposit and the Escrow Amount), as the case may be, of cash in an amount equal to the difference between the final Adjusted Purchase Price and sum of Closing Amount, the Deposit and the Escrow Amount. Such final settlement amount shall be allocated between the Vendors in a manner proportionate to the allocation of Adjusted Purchase Price set forth in Section 2.3.

2.11	Tax Reporting

The final Adjusted Purchase Price as determined in accordance with this Article 2 shall be adopted for all Tax reporting purposes.

2.12	Purchase of Entire Interest

It is the understanding of the Parties that this Agreement shall provide for the purchase of all of the Purchased Shares, whether the same are owned as at the date hereof or to be acquired after the date hereof pursuant to a Subsequent Investment or otherwise, and each Vendor therefore covenants and agrees with the Purchaser that if, prior to the Time of Closing, it acquires any further Shares or rights to acquire any Shares, in addition to those set forth in this Agreement, then such additional Shares or rights shall be part of the Purchased Shares and shall be subject to the terms of this Agreement, and such Shares shall be delivered or such rights shall be transferred to the Purchaser at the Time of Closing subject to the terms and conditions set out in this Agreement.

It is the understanding of the Parties that this Agreement shall provide for the purchase of all amounts owing to GTEIH under the Loan Agreements at the Time of Closing and that upon Closing, GTEIH shall not be owed any amounts under the Loan Agreements.

Article 3
ADDITIONAL COVENANTS, AGREEMEnTS AND ACKNOWLEDGEMENTS

3.1	Access to Premises and Records

(a)	From the Financing Date to and including the Closing Date, unless this Agreement is terminated pursuant to the provisions of Article 11, the Purchaser and its Representatives shall have reasonable access, during normal business hours, provided such access does not adversely affect the day to day operations of the Company or any of its Subsidiaries, to the premises, the Concession Agreements and the Books and Records.

(b)	From the Financing Date to and including the Closing Date, unless this Agreement is terminated pursuant to the provisions of Article 11, the Vendors shall cause management of the Company, upon reasonable request, to meet with the Purchaser and its Representatives during normal business hours and at the normal place of business of such management personnel, to discuss the status of ongoing operations of the Company Group.

3.2	Carrying on Business to Closing

(a)	It is the intention of the Parties that during the period from the Execution Date until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions of Article 11 (the "Interim Period") the Vendors and the Company Group shall operate in accordance with the Work Program and Budget and it is anticipated that there will be no Subsequent Investments and Assumed Liability Payments, which shall only be made if required or permitted by this Section 3.2. In the event that Subsequent Investments or Assumed Liability Payments are so required, or are so permitted and the Vendors intend to make them or cause them to be made, the Vendors shall provide prior written notice thereof as soon as is reasonably practicable for the Vendors to do so (provided that, if it is not reasonably practicable for the Vendors to provide prior written notice to the Purchaser of any Subsequent Investments or Assumed Liability Payment in connection with an Emergency Expenditure, the Vendors shall be permitted to make or cause to be made such Subsequent Investments or Assumed Liability Payment and shall provide the Purchaser with notice thereof as soon as is reasonably practicable thereafter).

(b)	The Vendors covenant to, other than as contemplated by Subsections 3.2(h)(vi) or 3.2(i), cause the Business to be carried on in the Ordinary Course of Business during the Interim Period, including to pay all Taxes of the Company and the Subsidiaries when due, in the Ordinary Course of Business.

(c)	Unless: (A) otherwise contemplated herein, including in connection with any actions taken pursuant to Subsections 3.2(h)(vi) or 3.2(i), (B) approved by the Purchaser in writing, such approval not to be unreasonably withheld or delayed, or (C) required to preserve the assets of the Company Group or the compliance with Applicable Laws by the Company Group or to avoid a material liability, in any such case in an emergency situation in which the Purchaser cannot reasonably be reached or does not reasonably provide consent on a timely basis (an "Emergency Expenditure"), the Vendors covenant with the Purchaser that, during the Interim Period, the Vendors covenant to not permit the Company or any of its Subsidiaries to:

(i)	(A) amend its articles, memorandum or by-laws; (B) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities, in each case to any Person that is not a holder of securities of such class on the Execution Date; (C) split, combine or reclassify any of its securities; (D) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation, arrangement or reorganization; (E) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (F) amend any of the Tax practices or policies or any of the accounting practices or policies of the Company or the Subsidiaries;

(ii)	directly or indirectly: (A) sell, pledge, dispose of or encumber (including creating any Lien on) any Assets having an individual value in excess of $100,000.00, or having an aggregate value in excess of $300,000, other than production from the Concession Agreements in the Ordinary Course of Business; (B) expend or commit to expend an amount or amounts in the aggregate equal to more than 10% of the total amount of the Work Program and Budget in respect of any capital expenditures that is in excess of the amounts set out in the Work Program and Budget; (C) expend or commit to expend any amounts with respect to any operating expenses in excess of 10% above that set out in the Work Program and Budget, other than in the Ordinary Course of Business; (D) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any company, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer (other than within the Company Group); (E) acquire any assets with an acquisition cost in excess of $100,000.00 in the aggregate, except as set out in the Work Program and Budget; (F) incur any indebtedness for borrowed money, or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances; (G) authorize, recommend or propose any termination release or relinquishment of any Material Contract or other material right; (H) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing Material Contract or material license, lease or other material document; (I) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (J) settle or compromise any Tax audit or inquiries or amend any prior Tax elections or Returns; (K) pay or repay any amounts owing under the Loan Agreements or (K) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; or

(iii)	(A) amend the terms of employment of employees or the terms on which consultants are retained; (B) enter into or terminate any agreements in respect of the employment of employees or the retention of consultants; or (C) provide any additional benefits or entitlements to any employee or consultant, other than the payment of and increases to salaries or consulting fees in the Ordinary Course of Business.

(d)	Unless otherwise contemplated herein, including in connection with any actions taken pursuant to Subsections 3.2(h)(vi) or 3.2(i), or approved by the Purchaser in writing, such approval not to be unreasonably withheld or delayed, the Vendors covenant with the Purchaser that, during the period from the Effective Date until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions of Article 11, the Vendors shall not permit the Company or any of its Subsidiaries to:

(i)	declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, property or otherwise) in respect of its outstanding securities;

(ii)	redeem, purchase or otherwise acquire any of its outstanding securities or reduce the stated capital thereof; or

(iii)	make any payment to any shareholder of the Company or any affiliate thereof, other than any payments for services provided in the Ordinary Course of Business.

(e)	The Vendors covenant with the Purchaser that during the Interim Period the Vendors shall cause the Company Group to use reasonable commercial efforts to maintain in force those policies of insurance of the Company and its Subsidiaries that were in force as of the date of execution of this Agreement, pay all premiums in respect of such insurance policies that become due after the date hereof, and provide, as much prior notice to the Purchaser as is reasonable in the circumstances if any such insurance policies are to be terminated or materially modified and if such prior notice is not reasonably possible in the circumstances, notice within one (1) Business Day of such termination or material modification.

(f)	The Vendors covenant with the Purchaser that during the Interim Period the Vendors shall keep Purchaser informed of any material changes in operational matters relating to the Assets of which the Vendors become aware, and to deliver to Purchaser copies of any production reports relating to the Assets that are provided to the ANP during the Interim Period.

(g)	The Vendors covenant with the Purchaser that the Company Group will eliminate all External Company Group Debt during the Interim Period at the Vendor's own cost, substantially in the manner as has been disclosed in writing to the Purchaser The Purchaser acknowledges and agrees that the Vendors will not be obligated to eliminate any Internal Company Group Debt, but are permitted to do so in their discretion during the Interim Period (in the manner that has been described in writing to Purchaser), provided that the Vendors shall give reasonable consideration to any reasonable request from the Purchaser to amend, repay or reorganize the Internal Company Group Debt (provided that it shall be reasonable for the Vendors to refuse any such request, or, in the sole discretion of the Vendors, to require the Purchaser to provide an indemnity in form satisfactory to the Vendors, if the Vendors have a reasonable belief that taking such actions create a risk of an adverse effect to the Vendors, the Company or the Subsidiaries).

(h)	The Parties acknowledge that:

(i)	Concession Agreements relating to Blocks REC-T-129, REC-T-142 and REC-T-155 are currently suspended as a result of the invocation of the force majeure provisions (the "Force Majeure Agreements");

(ii)	the first exploration phase of the Concession Agreements relating to Blocks REC-T-117 and REC-T-118 (the "Expiring Agreements") expires on August 16, 2017;

(iii)	the current exploration phase of the Concession Agreement relating to Block REC-T-224 ("Agreement 224") is suspended pending issuance of an environmental licence and will expire one (1) year following the lifting of such suspension;

(iv)	the Concession Agreement relating to Block REC-T-86 in the process of being relinquished ("Agreement 86" and, together with the Expiring Agreements, the Force Majeure Agreements and Agreement 224, the "Specified Agreements"); and

(v)	there are existing work commitments pursuant to the terms of the Expiring Agreements and Agreement 224 (the "Work Commitments");

(vi)	in the event that the expiry date in respect of Expiring Agreements or Agreement 224 occurs prior to the Closing Date and the Work Commitments have not been completed, the security provided in respect of such Concession Agreements may be forfeited or a member of the Company Group may become liable to make additional payments under such Concession Agreements, and the Parties agree that any such payment made by a member of the Company Group and the amount of any such security forfeited shall be an Assumed Liability Payment.

(i)	The Vendors covenant to cause the Company and the Subsidiaries to:

(i)	use reasonable commercial efforts to continue the suspension of the Force Majeure Agreements and, in the event that the force majeure in respect thereof is lifted or the circumstances giving rise to such force majeure are resolved, to continue their rights under the Force Majeure Agreements; and

(ii)	apply on or before February 15, 2017 to extend or suspend the first exploration phase of the Expiring Agreements;

provided that the Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary:

(iii)	any of the Vendors, the Company or either of the Subsidiaries may, but none of them shall have any obligation whatsoever to make any payments, enter into any commitments or otherwise take any action to proceed to the next exploration phase of the Expiring Agreements or to lift the suspension of the current exploration phase of Agreement 224 or, other than to the extent set out in Subsections 3.2(i)(i) and (ii), to preserve the existence of, ensure the continuation of any rights under or extend the exploration phases in respect of any of the Specified Agreements;

(iv)	none of the Vendors, the Company nor either of the Subsidiaries shall have any obligation whatsoever:

(A)	to make or enter into any commitments or otherwise take any action to proceed to the next exploration phase of the Specified Agreements; or

(B)	to undertake, complete or otherwise take any action in respect of the Work Commitments except as may be provided for in the Work Program and Budget; and

(v)	in no circumstances shall:

(A)	the taking of any of the actions contemplated by Subsection 3.2(h)(vi) or Subsections 3.2(i)(i), (ii) or (iii); or

(B)	the termination of any of the Specified Agreements;

constitute an Agreement Default, or otherwise entitle the Purchaser to terminate this Agreement, give rise to a claim by the Purchaser for indemnification under this Agreement or otherwise effect the Purchaser's obligations under this Agreement.

(j)	The Vendors shall, upon reasonable notice from the Purchaser, cause the Company and the Subsidiaries to facilitate a meeting between the representatives of the Purchaser and those key employees of GTEB that are requested by the Purchaser, to discuss the continued employment of such employees with GTEB following the Closing Date, provided that such meetings does not interfere with operations of the Business.

3.3	Consents and Approvals

(a)	The Parties covenant to cooperate in good faith with one another and use their reasonable commercial efforts to:

(i)	obtain fulfillment of the conditions set out in Article 6, including the preparation of all necessary documentation to effect promptly, following the Execution Date, all necessary filings and documentation to obtain the Regulatory Pre-Approval necessary to consummate the transactions contemplated by this Agreement and the provision by the Purchaser or its affiliates of any guarantee or security to be provided to any Authorized Authority, and

(ii)	to submit such documentation to the ANP as is necessary in connection with the change of control of the Company contemplated by this Agreement;

In connection therewith, the Parties agree that the required Party, the Company or the Subsidiaries or either one of the Subsidiaries will use reasonably commercial efforts to submit the documentation required to be submitted to the ANP in respect of the Regulatory Pre-Approval as soon as reasonably practicable after the Execution Date (with the information required for the qualification of the Purchaser being provided by the Purchaser). Each Party will keep the other Parties promptly apprised of the status of any inquiries made of such Party by any Authorized Authority with respect to this Agreement or the transactions contemplated hereby and the Vendors shall give reasonable consideration to any reasonable requests made by the Purchaser with respect to any further actions or filings as the Purchaser believes would be necessary or desirable in connection with obtaining the Regulatory Pre-Approval. The Purchaser shall provide the Maha Parent Guarantee to ANP at the same time as the filing of the documentation required to be submitted to the ANP in respect of the Regulatory Pre-Approval. In addition, each Party agrees that it will use reasonable commercial efforts to provide to the ANP, as soon as reasonably practicable following the Execution Date, all representations, documents, instruments or certificates as may be required in order for the Parties to confirm to the ANP that the transactions contemplated by this Agreement do not require the approval of the CADE.

(b)	Specifically, and without limiting the generality of Subsection 3.3(a), each Party covenants to make or cause to be made all filings required under the laws of the Grand Duchy of Luxembourg or Brazil or other Applicable Laws with respect to the transactions contemplated hereby as promptly as practicable following the Execution Date and, in any event,

(i)	comply at the earliest practicable date with any request under the Applicable Laws, for additional information, documents, or other materials received from any Authorized Authority in respect of such filings, and

(ii)	cooperate with each other in connection with any such filing (including, for filings made by only one Party and to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Authorized Authority with respect to any such filing or any such transaction.

Each Party shall act in good faith and use its reasonable commercial efforts to furnish to the other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Authorized Authority regarding any such filings or any such transaction.

(c)	Each Party covenants to use its reasonable commercial efforts to take such Legal Proceedings or other actions as may be required to avoid the entry of, or to effect the dissolution of, any Order, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

(d)	For certainty, the occurrence of an Agreement Default pursuant to Subsection (ii) of the definition thereof shall not, in and of itself, cause the Vendors to be in breach of any of their obligations under this Section 3.3 or give the Purchaser any right to indemnification under Article 10.

3.4	Letter of Credit Arrangements

The Parties covenant to cooperate in good faith with one another and use their reasonable commercial efforts to, as soon as practicable after the Execution Date and, in any event, within 10 Business Days following the Execution Date, contact the issuers of the Letters of Credit (the "Issuers"), and initiate discussions with the Issuers in order to finalize the documentation and other arrangements (including the payment by Purchaser of funds to the Issuers at or upon Closing) with the Issuers required for:

(a)	the Vendors to receive a full and final release, in a form satisfactory to the Vendors acting reasonably, of the Vendors and their affiliates from any Liabilities backstopping, guaranteeing or otherwise associated with the Letters of Credit upon Closing; and

(b)	the Purchaser or its affiliates to assume all Liabilities associated with the Letters of Credit upon Closing

(collectively the "Letter of Credit Arrangements").

The Parties agree that the intent of the Parties is that the Letters of Credit Arrangement will provide that that the Letters of Credit shall remain in place upon Closing and not need to be replaced by new security in favour of ANP.

3.5	Change of Name; Removal of Logos and No Use of Trade-Marks

The Purchaser undertakes to the Vendors that immediately after the Closing Date and in any event within thirty (30) days afterwards, the Purchaser shall complete such filings, applications or Legal Proceedings to change the name of each of the members of the Company Group such that no such entity's name contains the Vendors Trademarks and shall remove or cause to be removed all references to the Vendors Trade-Marks in, on or associated in any manner with, the business of the Company Group. All costs incurred in connection with this obligation shall be borne by the Purchaser. The Purchaser shall further refrain from any future use of the Vendors Trade-Marks or any trade-marks or service marks similar to the Vendors Trade-Marks for any purpose whatsoever.

3.6	Process Agent

Within ten (10) Business Days after the date on which this Agreement is executed, the Purchaser shall by notice to the Vendors appoint an agent to receive and acknowledge on its behalf service of any writ, summons, Order or other notice of legal process in the city of Calgary, Alberta, Canada. The agent of the Vendors, to receive and acknowledge on its behalf service of any writ, summons, Order or other notice of legal process, for the purposes of this Agreement shall be the Canadian counsel to the Vendors at the address specified in Subsection 12.2(b). If for any reason the agent so named by a Party (or its successor) no longer serves as agent of such Party for this purpose, such Party shall promptly appoint a successor agent located in the Calgary, Alberta, Canada and notify the other Party. The Parties each agree that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Calgary, Alberta, Canada, whether or not such agent gives notice thereof to the Party being served.

Article 4
REPRESENTATIONS AND WARRANTIES of the Vendors

4.1	Representations and Warranties of the Vendors

To induce the Purchaser to enter into this Agreement and complete the transactions contemplated hereby, the Vendors hereby jointly and severally represent and warrant to and in favour of the Purchaser now as provided in this Article 4 in each case subject to the information provided, and except as otherwise disclosed in writing to the Purchaser or as otherwise set out in the Public Documents.

4.2	Organization, Authority and Validity

(a)	GTEIH is a limited company duly organized and validly existing under the laws of the Cayman Islands, is not the subject of any winding-up, bankruptcy or insolvency proceeding, controlled management, suspension of payments, composition procedures, concordat or any similar action or of any judgment of dissolution in any jurisdiction and is not insolvent. To the knowledge of GTEIH, no such action is pending or Threatened. GTLUX is a private limited liability company duly organized and validly existing under the laws of the Grand Duchy of Luxembourg, and is not the subject of any winding-up, bankruptcy or insolvency proceeding, controlled management, suspension of payments, composition procedures, concordat or any similar action or of any judgment of dissolution in any jurisdiction and is not insolvent. To the knowledge of GTLUX, no such action is pending or Threatened.

(b)	Each of the Vendors has the requisite corporate power, authority and capacity to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it as contemplated herein and to perform its obligations hereunder and under all such other agreements and instruments to which it becomes subject.

(c)	The Vendors have taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the transactions contemplated herein in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by the Vendors and this Agreement constitutes and all other documents executed and delivered on behalf of the Vendors hereunder shall, when executed and delivered, constitute legal, valid and binding obligations of the Vendors in accordance with their respective terms and conditions subject to the qualifications that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	There is no action, suit, investigation or proceeding ongoing or, to the knowledge of the Vendors, pending or Threatened against the Vendors before or by any governmental, administrative, judicial, regulatory authority, agency or body in each case which in any manner challenges or seeks to prevent, enjoin, alter, void or materially delay the transactions contemplated in this Agreement.

4.3	No Conflict

The execution and performance of this Agreement by each Vendor:

(a)	does not conflict with or violate any term or provision of the articles of association or equivalent constitutional documents of the Vendor;

(b)	does not conflict with nor result in a breach of any agreement or other obligation to which the Vendor is bound; and

(c)	does not violate any law, Order, charge, or other restriction of any Authorized Authority to which the Vendor is subject.

4.4	Incorporation, Existence and Authority of the Company

(a)	The Company is duly organized, validly existing and incorporated under the laws of the Grand Duchy of Luxembourg, is in compliance with administrative formalities and is not the subject of any winding-up, bankruptcy or insolvency proceeding, controlled management, suspension of payments, composition procedures, concordat, or any similar action or of any judgment of dissolution and no facts exist that would result in the occurrence of any such event. No circumstances presently exist which may result in the Agreement being void or voidable under any bankruptcy, insolvency, or any other similar Law applicable to the Company. To the knowledge of the Vendors, no such action is pending or Threatened.

(b)	The copy of the articles of association of the Company, the copy of the excerpt of trade and companies register and the copy of the certificate of non-registration (certificat de non inscription d’une décision judiciaire) that have been disclosed in writing to the Purchaser are complete and accurate in all material respects. There is no resolution or fact that could result in the modification of the articles of association the excerpt of trade and companies register or the certificate of non-registration, or dissolution or winding up of the Company.

4.5	Incorporation, Existence and Authority of GTEB

(a)	GTEB is duly organized, validly existing and incorporated under the laws of Brazil, is in compliance with administrative formalities and is not the subject of any winding-up, bankruptcy or insolvency proceeding, controlled management, suspension of payments, composition procedures, concordat, or any similar action or of any judgment of dissolution and no facts exist that would result in the occurrence of any such event. No circumstances presently exist which may result in the Agreement being void or voidable under any bankruptcy, insolvency, or any other similar Law applicable to GTEB To the knowledge of the Vendors, no such action is pending or Threatened.

(b)	The copy of the articles of association of GTEB that has been disclosed to the Purchaser in writing is complete and accurate. There is no resolution or fact that could result in the modification of the articles of association or the dissolution or winding up of the GTEB.

4.6	Incorporation, Existence and Authority of the Gran Tierra Brazco (Luxembourg) S.à r.l.

(a)	Gran Tierra Brazco (Luxembourg) S.à r.l. is duly organized, validly existing and incorporated under the laws of the Grand Duchy of Luxembourg, is in compliance with administrative formalities and is not the subject of any winding-up, bankruptcy or insolvency proceeding, controlled management, suspension of payments, composition procedures, concordat, or any similar action or of any judgment of dissolution and no facts exist that would result in the occurrence of any such event. No circumstances presently exist which may result in the Agreement being void or voidable under any bankruptcy, insolvency, or any other similar Law applicable to Gran Tierra Brazco (Luxembourg) S.à r.l.. To the knowledge of the Vendors, no such action is pending or Threatened.

(b)	The copy of the articles of association of the Gran Tierra Brazco (Luxembourg) S.à r.l., the copy of the excerpt of trade and companies register and the copy of the certificate of non-registration (certificat de non inscription d’une décision judiciaire) that have been disclosed to the Purchaser in writing are complete and accurate in all material respects. There is no resolution or fact that could result in the modification of the articles of association the excerpt of trade and companies register or the certificate of non-registration, or dissolution or winding up of Gran Tierra Brazco (Luxembourg) S.à r.l..

4.7	The Shares

(a)	All of the Ordinary Shares are owned by GTLUX and all of the Class A MRPSs and Class B MRPSs are owned by GTEIH. All Shares are free and clear of all Liens other than Permitted Liens. Previous transfers relating to some or the totality of the Shares have been made in compliance with all relevant Laws and contractual agreements. Upon the sale of the Shares to the Purchaser, the Purchaser will validly and irrevocably acquire full, unencumbered, ownership of the Shares.

(b)	The Shares constitute the entire issued share capital of the Company. The Shares have been validly issued, and subscribed for, have been fully paid-up and are not the subject of any repurchase, transfer or cancellation process.

(c)	The shareholders' register of the Company is accurate and up-to-date and contains all information that should be recorded in such register as required by Applicable Law and by the articles of association of the Company.

4.8	GTEB

(a)	All of the issued quotas of GTEB are owned by the Company and Gran Tierra Brazco (Luxembourg) S.à r.l. and all such quotas are free and clear of all Liens other than Permitted Liens and any Liens granted in the Ordinary Course of Business to an Authorized Authority respecting operations pertaining to petroleum and natural gas rights. Previous transfers relating to some or the totality of the quotas have been made in compliance with all relevant Laws and contractual agreements.

(b)	Such quotas have been validly issued, and subscribed for, have been fully paid-up and are not the subject of any repurchase, transfer or cancellation process.

(c)	The articles of GTEB are up-to-date with respect to the issued and outstanding quotas of GTEB.

4.9	Gran Tierra Brazco (Luxembourg) S.à r.l.

(a)	All of the ordinary shares in the capital of a Gran Tierra Brazco (Luxembourg) S.à r.l. are owned by the Company. All such shares are free and clear of all Liens other than Permitted Liens. Previous transfers relating to some or the totality of such shares have been made in compliance with all relevant Laws and contractual agreements.

(b)	Such ordinary shares constitute the entire issued share capital of Gran Tierra Brazco (Luxembourg) S.à r.l. Such ordinary shares have been validly issued, and subscribed for, have been fully paid-up and are not the subject of any repurchase, transfer or cancellation process.

(c)	The shareholders' register of Gran Tierra Brazco (Luxembourg) S.à r.l. is accurate and up-to-date and contains all information that should be recorded in such register as required by Applicable Law and by the articles of association of Gran Tierra Brazco (Luxembourg) S.à r.l..

4.10	Financial Statements

(a)	The Financial Statements have been prepared in accordance with the accounting principles or procedures noted therein and present fairly the financial position, results of operations and, where a statement of cash flows have been provided, changes in financial position of each entity to which they relate as of the dates thereof and for the periods indicated therein, subject, in the case of the interim financial statements, to usual year-end adjustments and the exclusion of notes.

(b)	Since the date of the Interim GTEB Statements, the Company Group: has carried on its business in the Ordinary Course of Business; has not acquired or disposed of any material assets, other than the sale of petroleum substances in the Ordinary Course of Business, nor has Company Group incurred or assumed any liabilities greater than $500,000 on a cumulative basis or entered into any Material Contract with respect to the Concession Agreements or Assets, except as contemplated in the Work Program and Budget or in the Ordinary Course Of Business.

4.11	Assets

(a)	GTEB holds 100% of the rights of the concessionaire under the Concession Agreements. Except for any Permitted Asset Liens, the rights of GTEB under the Concession Agreements are free and clear of any Liens.

(b)	Except as contemplated by Subsection 3.2(h), the Concession Agreements are valid and in full force and effect and in good standing in all material respects.

(c)	None of the Vendors and to the knowledge of the Vendors none of the Company or the Subsidiaries have received, any written notices of default or any notice alleging any material default, in either case which default remains uncured, under the Concession Agreements.

(d)	To the knowledge of the Vendors, all operations of the Company Group under the Concession Agreements prior to the date hereof have been conducted in accordance with good and prudent oil and gas industry practices used under the same or similar circumstances and conditions in Brazil.

(e)	None of the Vendors or to the knowledge of the Vendors, any member of the Company Group has received:

(i)	any orders or directives from any Authorized Authority under any Environmental Law that require any work, repairs, construction or capital expenditures with respect to the Assets or the Concession Agreements that have not been complied with in all material respects; and

(ii)	any demands or notices from any Authorized Authority issued under Environmental Law with respect to the breach of any Environmental Law applicable to the Assets or the Concession Agreements, including in respect of the use, storage, treatment, transportation, handling or disposition of environmental contaminants, or the protection of the environment, which demand or notice remains outstanding on the date hereof.

(f)	To the knowledge of the Vendors, there are no facts or circumstances that are likely to result in the issuance of any order, directive, demand or notice described in Subsection 4.11(e).

(g)	GTEB is the operator of the rights granted under the Concession Agreements.

4.12	Due Diligence Materials

In connection with the Purchaser's due diligence of the Company Group and the Assets, the Vendors have made reasonable commercial efforts to respond to the requests for information made by the Purchaser and, to the knowledge of the Vendors, none of the information in the Data Room or otherwise made available by the Vendors in response to such requests was intentionally misleading at the time it was made available, provided that any translations were made available as a courtesy only, and the Vendors make no representation or warranty as to the accuracy of any such translation.

4.13	Other Information

(a)	To the knowledge of the Vendors, a list of all material Legal Proceedings filed or Threatened against any member of the Company Group as of the Execution Date has been disclosed in writing to the Purchaser and a list of all material unfulfilled judgements and injunctions of any Authorized Authority against any member of the Company Group as of the Execution Date has been disclosed in writing to the Purchaser.

(b)	A list of all the current employees and consultants of the Company Group as of the Execution Date has been disclosed in writing to the Purchaser.

(c)	A list of the bank accounts of the Company Group has been disclosed in writing to the Purchaser

(d)	A list of all the Material Contracts of the Company Group has been disclosed in writing to the Purchaser.

4.14	Tax Matters

There are no audits, proceedings, investigations, assessments, reassessments, suits or claims now subsisting against any member of the Company Group in respect of Taxes. Each member of the Company Group will have by the Closing Date:

(a)	filed or caused to be filed all Tax Returns required to be filed on or before the Effective Date, and all such Tax Returns are or will be accurate and complete in all material respects;

(b)	paid or, to the extent required under US GAAP as modified by the definition of "Effective Date Working Capital", accrued for in the Effective Date Working Capital, all Taxes due and payable for all periods ending on or before the Effective Date to any Governmental Authority; and

(c)	withheld from any amount paid or credited to any Person, including its officers and directors, the amount of all Taxes required by the Applicable Law to be withheld on or before the Closing Date from any amount and duly and in a timely manner remitted the same to the appropriate Authorized Authority; and paid, or accrued on an estimated basis in the Financial Statements, and adjusted for all Taxes due and payable for all periods ending on or before the Effective Date.

4.15	No Brokers

There are no brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to the transactions contemplated by this Agreement incurred by the Vendors or their affiliates for which the Purchaser or any member of the Company Group will be responsible for the payment of.

4.16	Regulatory Approvals

For the year ended December 31, 2016, the total gross sales revenue in Brazil of the Company Group and their affiliates did not exceed R$75 million.

4.17	No Corrupt Conduct

In connection with the performance of its obligations under this Agreement, or otherwise in connection with the transactions contemplated by this Agreement, none of the Vendors, any of its affiliates, or any of their respective Representatives, have made, offered, or authorized, and will not make, offer or authorize, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any Conflicted Person, where such payment, gift or promise would violate: (a) the laws of Brazil; (b) the Corruption of Foreign Public Officials Act (Canada); (c) the Foreign Corrupt Practices Act (U.S.); or (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.

4.18	No Guarantees or Indemnities

There is no outstanding guarantees, endorsements, assumptions or indemnifications, contingent or otherwise, by Company or the Subsidiaries of the obligations or indebtedness of any Person, other than the Company or the Subsidiaries.

4.19	Assumed Liabilities

Other than as has been disclosed in writing to the Purchaser, none of the Vendors and, to the knowledge of the Vendors, none of the Company or the Subsidiaries, are aware of any liabilities which are, at the Execution Date liabilities, under paragraphs (iv) or (v) of the definition of Assumed Liabilities in this Agreement and, to the knowledge of Vendors, they are not aware of any expected liabilities under paragraphs (iv) or (v) of the definition of Assumed Liabilities in this Agreement, other than those to be incurred in the Ordinary Course of Business.

4.20	Loan Agreements

(a)	as at December 31, 2016, the total amount of the owing under the GTEIH Brazco Loan Agreement is R$6,000,000 and the total amount of the owing under the GTEIH Company Loan Agreement is R$112,659,385;

(b)	GTEIH is the sole legal and beneficial owner of the lender’s interest in the Loan Agreements with the full right, power and authority to sell, assign and transfer to the Purchaser the lender’s interest in the Loan Agreements and the amounts owing thereunder and the Assignee has not previously assigned the Loan Agreements or the amounts owing thereunder; and

(c)	GTEIH is not a party to or bound by any agreement that encumbers or materially and adversely affects GTEIH’s rights and remedies or its priority to its rights and remedies under or in relation to the Loan Agreements.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Representations and Warranties of the Purchaser

To induce the Vendors to enter into this Agreement and complete the transactions contemplated hereby, the Purchaser covenants, represents and warrants to and in favour of the Vendors now as provided in this Article 5.

5.2	Organization, Authority and Validity

(a)	The Purchaser is an aktiebolag, duly organized and validly existing under the laws of Sweden and is not the subject of any winding up, bankruptcy or insolvency proceeding, controlled management, suspension of payments, composition procedures, concordat or similar action of any judgment of dissolution in any jurisdiction. To the knowledge of the Vendors, no such action is pending or Threatened.

(b)	The Purchaser has the requisite corporate power, authority and capacity to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments to which it thereby becomes subject.

(c)	The Purchaser has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the transactions contemplated herein in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes, and all other documents executed and delivered on behalf of the Purchaser hereunder shall, when executed and delivered constitute, legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	There is no action, suit, investigation or proceeding ongoing or, to the knowledge of the Purchaser, pending or Threatened against the Vendor before any governmental, administrative, judicial, regulatory authority, agency or body in each case which in any manner challenges or seeks to prevent, enjoin, alter, void or materially delay the transactions contemplated by this Agreement.

5.3	No Conflict

The execution and performance of this Agreement by the Purchaser:

(a)	does not conflict with or violates any term or provision of the articles of association or equivalent constitutional documents of the Purchaser;

(b)	does not conflict with nor results in a breach of any agreement or other obligation to which the Purchaser is bound; and

(c)	does not violate any law, Order, charge or other restriction of any Authorized Authority to which the Purchaser is subject.

5.4	No Brokers

There are no brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to the transactions contemplated by this Agreement incurred by the Purchaser or its affiliates for which the Vendors or any member of the Company Group will be responsible for the payment of.

5.5	Regulatory Approvals

For the year ended December 31, 2016, the total gross sales revenue in Brazil of the Purchaser and its affiliates did not exceed R$750 million.

5.6	Funds Available

The Purchaser will have, by June 1, 2017 (or, if the Second Deposit is paid on or before June 1, 2017, by August 1, 2017), sufficient funds available to satisfy the Purchase Price payable by the Purchaser pursuant to the terms of this Agreement, and to satisfy all other obligations payable by the Purchaser pursuant to this Agreement. The Purchaser covenants and agrees to use all reasonable commercial efforts to cause the Financing Date to occur on or prior to June 1, 2017, or if the Second Deposit is made, on or prior to August 1, 2017.

5.7	Full Disclosure

The Purchaser agrees that it has previously been given an opportunity to, and has conducted such investigations and inspections of the Company Group as it has deemed necessary or appropriate for the purposes of this Agreement. The Purchaser acknowledges that it has performed a due diligence investigation with respect to the Company Group, the Shares and the Assets on the basis of the information provided by the Vendors and that it has had sufficient opportunity to review any and all information made available to it and further acknowledges that, except as expressly provided in this Agreement (as modified by disclosure provided in writing to the Purchaser), the Purchaser is acquiring the Purchased Shares on an "as is" basis and based on its own judgment and due diligence investigation.

5.8	No Corrupt Conduct

In connection with the performance of its obligations under this Agreement, or otherwise in connection with the transactions contemplated by this Agreement, none of the Purchaser, any of its affiliates, or any of their respective directors, officers, employees, agents or representatives, have made, offered, or authorized, and will not make, offer or authorize, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any Conflicted Person, where such payment, gift or promise would violate: (a) the laws of Brazil; (b) the Corruption of Foreign Public Officials Act (Canada); (c) the Foreign Corrupt Practices Act (U.S.); or (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.

Article 6
CONDITIONS TO CLOSING

6.1	Mutual Conditions

Neither Party shall be obligated to complete the transactions contemplated by this Agreement unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.1 has been satisfied, it being understood that the said conditions are included for the mutual benefit of the Parties and may be only be waived if agreed to in writing, in whole or in part, by the Parties.

(a)	Regulatory Pre-Approval. The Parties shall have obtained the Regulatory Pre-Approval, in form and substance satisfactory to the Parties and their respective counsel, acting reasonably, and all conditions imposed in such Regulatory Pre-Approval capable of being satisfied prior to Closing shall have been satisfied.

(b)	No Orders. At the Time of Closing there shall be no Order made, which has not been rescinded or repealed, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the transactions contemplated by this Agreement.

(c)	Letters of Credit Arrangement. The Parties shall have executed and delivered all documentation and Purchaser shall have provided all funds necessary, in form and substance satisfactory to the Parties, the Issuers and their respective counsel, such that the Letter of Credit Arrangement shall be in force upon the completion of Closing.

6.2	Purchaser's Conditions

The Purchaser shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.2 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived in writing, in whole or in part, by the Purchaser in its sole discretion.

(a)	Vendors' Covenants. The Vendors shall have executed, delivered and performed, in all material respects, all covenants, agreements and documents on its part to be performed hereunder.

(b)	Shareholder Register. The Vendors shall have delivered:

(i)	a copy of the shareholder register of the Company (the "Shareholder Register"); and

(ii)	an excerpt of the Registre de Commerce et des Sociétés (Luxembourg) issued in the name of the Company (the "Excerpt"),

both evidencing the ownership of the entirety of the Purchased Shares by the Vendors.

(c)	No Encumbrances. At the Time of Closing, the Purchased Shares shall be free and clear of any Liens, other than the Permitted Liens, and the Concession Agreements shall be free and clear of any Liens, other than the Permitted Asset Liens; provided that, the Vendors may deliver separate no-interest letter agreements, in form satisfactory to the Purchaser, acting reasonably, duly executed by each secured party or registrant, whereby each such secured party or registrant agrees, upon the satisfaction of terms satisfactory to the Purchaser, acting reasonably (provided that no such term may impose an obligation on Purchaser to pay any amount to such secured party or registrant), to release and discharge the Purchased Shares and the Concession Agreements from any and all security interests held by such secured party or registrant, other than the Permitted Liens, in respect of the Purchased Shares, and Permitted Asset Liens, in respect of the Concession Agreements.

(d)	Good Standing. The Vendors shall have delivered an electronic certificat de non inscription d’une décision judiciaire issued by the Registre de Commerce et des Sociétés (Luxembourg) in respect of the Company, substantially in the same form as the certificat de non inscription d’une décision judiciaire attached hereto as Schedule 6.2(d), dated no earlier than one (1) Business Day prior to the Closing Date (the "Certificate of Non-Registration").

(e)	Closing Documents. The Vendors and the Company shall have executed and delivered, as applicable, the documents set out in Subsection 7.2(a).

(f)	Bring-down Title Opinion. The Purchaser shall have received a bring-down of the Title Opinion from Veirano Advogados dated as of the Closing Date, provided that such bring-down Title Opinion shall be based on a review by Veirano Advogados having a cut-off date not more than five Business Days prior to the Closing Date, which may be subject to exceptions in respect of any expiries and any matters described in Subsection 3.2(h).

(g)	Loan Agreements. At the Time of Closing, all amounts owing under the Loan Agreements shall be owed to GTEIH, the Loan Agreements and the rights of the creditor thereunder shall be free and clear of any Liens, other than the Permitted Liens; provided that, the Vendors may deliver separate no-interest letter agreements, in form satisfactory to the Purchaser, acting reasonably, duly executed by each secured party or registrant, whereby each such secured party or registrant agrees, upon the satisfaction of terms satisfactory to the Purchaser, acting reasonably (provided that no such term may impose an obligation on Purchaser to pay any amount to such secured party or registrant), to release and discharge the Loan Agreements and any amounts owing thereunder from any and all security interests held by such secured party or registrant, other than the Permitted Liens.

(h)	Lender Consent. The Vendors shall have obtained any consent required in respect of the transactions contemplated by this Agreement from the lenders under the credit agreement of GTEIH and Gran Tierra Energy Inc. dated as of September 18, 2015, as amended from time to time.

6.3	Vendors' Conditions

The Vendors shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendors.

(a)	Purchase Price. The Purchaser shall have delivered the Closing Amount to the Vendors pursuant to Section 2.3 and the Escrow Amount shall have been released in accordance with Subsection 2.6(b)(i).

(b)	Purchaser's Covenants. The Purchaser shall have executed, delivered and performed, in all material respects, all covenants, agreements and documents on its part to be performed hereunder.

(c)	Closing Documents. The Purchaser shall have executed and delivered the documents set out in Subsection 7.2(b).

(d)	Reimbursement of Veirano Advogados Fees. The Purchaser shall have reimbursed the Vendors, in full, for all fees, disbursements and any Taxes thereon, related to the preparation or delivery of the Title Opinion or the bring-down thereof contemplated by Subsection 6.2(f).

6.4	Satisfaction of Conditions

The Parties covenant and agree to act in good faith and use all reasonable commercial efforts until the Closing Date to take, or refrain from taking any actions, with the intent that the conditions precedent, as set forth in this Article 6, shall be satisfied and all covenants and agreements herein made by them shall have been performed.

Article 7
Closing

7.1	Places and Time of Closing

The Closing shall occur in tandem at the offices of the Vendors' Counsel, or one of its affiliates, in Luxembourg and in Rio de Janeiro, Brazil at the Time of Closing on the Closing Date, in accordance with the sequence set out in Section 7.2.

7.2	Closing Sequence

(a)	At or prior to Closing, the Vendors shall deliver the following documents to the Purchaser's Counsel, in each case in escrow, with written instructions that same be released to or at the direction of the Purchaser concurrently with the release of the items specified in Subsection 7.2(b) upon receipt of the Closing Amount pursuant to Section 2.3 and the Escrow Amount in accordance with Subsection 2.6(b)(i):

(i)	the Shareholder Register and the Excerpt;

(ii)	the Certificate of Non-Registration;

(iii)	executed assignment agreements in the forms attached hereto as Schedule 7.2(a)(iii) in respect of each of the Loan Agreements;

(iv)	a certificate with respect to the incumbency of the officers or managers, as applicable, of the Vendors;

(v)	a copy of the resolutions of the shareholders' meeting of the Company and of the board of managers of the Company, authorizing the transfer of the Shares and the GTEIH Company Loan Agreement pursuant to the terms of this Agreement, certified by a manager of the Company as true and correct, as of the Closing Date;

(vi)	a copy of the resolutions of the board of managers or directors of each Vendor, as applicable, authorizing the execution of this Agreement and the performance by each Vendor, as applicable, of its obligations hereunder, certified by a manager or director of each Vendor, as applicable, as true and correct, as of the Closing Date; and

(vii)	duly executed resignations and mutual releases, substantially in the form attached hereto as Schedule 7.2(a)(vii), duly executed prior to the Closing Date by David Hardy and Adrian Coral in respect of their positions as managers of, and by the Company and Gran Tierra Brazco (Luxembourg) S.à r.l., together with resolutions of the shareholders of the Company and Gran Tierra Brazco (Luxembourg) S.à r.l., respectively, authorizing such releases.

(b)	At or prior to Closing, the Purchaser shall deliver the following documents to the Vendors' counsel, in escrow, with written instructions that same be released to or at the direction of the Vendors concurrently with the release of the items specified in Subsection 7.2(a) upon receipt by the Vendors of the Closing Amount pursuant to Section 2.3 and the Escrow Amount in accordance with Subsection 2.6(b)(i):

(i)	a certificate with respect to the incumbency of the officers of the Purchaser; and

(ii)	a copy of the resolutions of the board of directors of the Purchaser, authorizing the execution of this Agreement and the performance by the Purchaser of its obligations hereunder, certified by an officer of the Purchaser as true and correct, as of the Closing Date.

(c)	All documents and items delivered at Closing pursuant to Subsections 7.2(a) and 7.2(b) shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with this Subsection 7.2(c). Simultaneously with receipt, in immediately available electronic funds, in the Vendors' Bank Account, of the Closing Amount pursuant to Section 2.3 and the Escrow Amount in accordance with Subsection 2.6(b)(i), the documents and items delivered at Closing pursuant to Subsections 7.2(a) and 7.2(b) shall be released from escrow and delivered to the Purchaser or the Vendors, as applicable. For clarity, the Parties acknowledge that the effect of this Subsection 7.2(c) is that all documents and payments to be delivered and other actions to be taken upon Closing shall be deemed to have occurred simultaneously, and none of such deliveries or actions shall be deemed effective unless and until all the conditions set forth in Article 6 have been satisfied or waived and all such deliveries and actions shall have been taken place.

(d)	If the Vendors or the Purchaser (the "Affected Party") fails or is unable to comply with any of its obligations under Subsections 7.2(a) and 7.2(b), respectively, on the Closing Date then the other Party (or Parties in the case of the Vendors) (the "Unaffected Party") may, without prejudice to any other remedies available to it under this Agreement defer Closing to a date not more than five (5) Business Days after that date (in which case the provisions of this Subsection 7.2(d) shall apply to Closing as so deferred).

Article 8
Post-Closing Matters

8.1	Corporate Matters

(a)	The Vendors covenant and agree to use reasonable commercial efforts to cause, as soon as reasonably practicable following the Time of Closing:

(i)	the transfer of the Shares contemplated by this Agreement to be duly reflected in the shareholder register of the Company;

(ii)	the Books and Records;

(iii)	documentation related to the Loan Agreements; and

(iv)	all original minute or record books and corporate seals (if any) of the Company and the Subsidiaries to be delivered to or at the direction of the Purchaser.

(b)	The Purchaser covenants and agrees to use reasonable commercial efforts to cause the transfer of the Shares contemplated by this Agreement to be duly reflected in the Registre de Commerce et des Sociétés (Luxembourg) as soon as reasonably practicable following the Time of Closing.

(c)	The Vendors covenant and agree to provide the Purchaser with reasonable access, during normal business hours of the Vendors or their affiliates, including Gran Tierra Energy Inc. in Calgary, Alberta (as applicable), to such documents of the Vendors or their affiliates related solely to the Business or the Assets, as the Purchaser may reasonably request in order to permit the Purchaser to operate the Business or the Assets following the Closing Date.

8.2	Change of Control Notification

Each of the Parties covenants and agrees to provide such documentation as is required from such Party in order for the Change of Control Notification and all documents required as part of such notification and any documents required to obtain the release by ANP of the Gran Tierra Parent Guarantee, to ANP within 30 days following Closing, and the Purchaser covenants and agrees to use reasonable commercial efforts to assist the Vendors in obtaining the release by ANP of the Gran Tierra Parent Guarantee.

Article 9
CONFIDENTIALITY

9.1	Confidentiality

(a)	All documents and information received by the Vendors from the Purchaser or vice versa, and their respective counsel and agents (including this Agreement), shall be treated by the Vendors and the Purchaser, as the case may be, as confidential information and will not be used by the recipient or disclosed to others by the recipient, except to their respective counsel, auditors and bankers. Neither Party shall disclose the terms of this Agreement to any other Person (other than such Party's affiliates, Representatives, lenders, counsel, accountants or any other advisors on a need-to-know basis who have agreed in writing or who by the nature or their terms of their retainer, engagement or employment are under a duty to keep such terms confidential and to use the information only for the need-to-know basis upon which the information was provided, and for whom such Party shall be liable as a result of any breach of such obligation of confidentiality), except in order to comply with any Applicable Law; provided that, subject to the provisions of Subsection 9.1(b), where permissible under Applicable Law each Party shall notify the other Parties of any proceeding under Applicable Law of which it is aware which may result in disclosure and the other Parties may, at their own expense, seek to obtain any protective Order to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided further that, all monetary damages shall be limited to actual direct damages. The provisions of this Section 9.1 shall survive the Closing Date for a period of two years.

(b)	No public announcement, press release or other statement (an "Announcement") regarding the terms or existence of this Agreement shall be made by a Party without prior written consent of the other Party, which consent shall not be unreasonably withheld or denied. Any request for such consent shall include the draft of the Announcement that the Party proposes to release and the other Party shall respond definitively to the request (i.e. consent is given or denied) within two (2) Business Days after notice of the request is given and, if consent is denied with respect to all or a portion of the proposed release, the reasons for such denial shall be included in the response. If no response is received within the said two (2) Business Day period, the requesting Party shall be entitled to make the proposed Announcement. Notwithstanding the foregoing:

(i)	both Parties shall be entitled to issue an Announcement which may identify the gross and net (to the Company Group) area of the Concession Agreements, the Concession Agreements and the country and basin in which the Concession Agreements are located or pertain to, the Parties and their respective ultimate parent entities, and whether the transaction contemplated by this Agreement is subject to any regulatory approvals and the estimated length of time before such approvals are received; and

(ii)	notwithstanding any failure to request or obtain such written consent, no Party shall be prohibited from issuing or making any such Announcement to the extent it is required to do so in order to comply with an Order or direction of an Authorized Authority or to comply with Applicable Laws, including in respect of the Purchaser Financing; however, any such required Announcement shall include only that portion of information which the disclosing Party is advised by counsel (including in-house counsel) is legally required or which the Purchaser deems necessary or desirable in conducting the Purchaser Financing. Upon request, such opinion, in written form, shall be delivered to the other Party.

(c)	Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that the Purchaser shall be permitted:

(i)	to disclose in its material used in the Purchaser Financing such information of Vendor that is already in the public domain;

(ii)	to the extent permitted by McDaniel and Associates Consultants Ltd., to access and rely upon the reserve report prepared by McDaniel and Associates Consultants Ltd. dated effective December 31, 2016 in respect of the reserves of GTEB;

(iii)	to disclose in its documents used in the Purchaser Financing any information received by the Purchaser from the Vendors during due diligence or disclosed in the Data Room, provided that the Purchaser shall provide the Vendors with notice of any such disclosure and, upon request by the Vendors, such disclosure shall be subject to the prior review and approval by the Vendors (acting reasonably, having regard to industry standards in the context of a financing of similar size and magnitude to the Purchaser Financing); and

(iv)	in connection with the Purchaser Financing, to provide debt or equity investors or potential debt or equity investors with access to documents and information received by the Purchaser from the Vendors in connection with the Purchaser's due diligence of the Company Group and the Assets, solely to the extent that: (A) each such investor or potential investor has executed a confidentiality agreement with the Purchaser in form satisfactory to the Vendors acting reasonably; and (B) the Purchaser has provided the Vendors with notice of such access by such investors or potential investors and, upon request, provides the Vendors with the names of such investors or potential investors and with copies of the confidentiality agreements executed by such investors or potential investors;

provided that, in no event shall the Purchaser be permitted to make any disclosure or Announcement that would cause the Company, the Subsidiaries, the Vendors or their affiliates to be in breach of any confidentiality obligation to any third party or in breach of any Applicable Law.

Article 10
LIABILITY AND INDEMNIFICATION

10.1	Survival of Representations and Warranties; Covenants

(a)	Subject to the provisions of this Article 10, the representations and warranties of the Vendors contained in Article 4 and those of the Purchaser contained in Article 5 shall survive the Closing but shall terminate and be of no further force or effect on the first anniversary of the Closing Date, and no Claims in respect thereof shall be made by any indemnified party under this Article 10 thereafter, provided the representations and warranties in Section 4.14 shall survive the Closing but shall terminate and be of no further force or effect on the third anniversary of the Closing Date, and no Claims in respect thereof shall be made by any indemnified party under this Article 10 thereafter. Notwithstanding the foregoing, any such representation or warranty as to which a Claim relating thereto is asserted in writing (which states with specificity the basis therefor) during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of such Claim in all cases, provided that the Purchaser submits the matter to binding arbitration in accordance with Section 14.2 within one hundred and twenty (120) days from the date on which the Claim was first asserted.

10.2	Vendors' Agreement to Indemnify

From and after the Closing, subject to Section 10.1, the Vendors shall jointly indemnify the Purchaser against and hold them harmless from any Losses actually incurred by the Purchaser to the extent arising from:

(a)	the failure of any representation or warranty made by the Vendors in this Agreement to be true and correct as of the Execution Date and the Effective Date, unless the context otherwise indicates;

(b)	the failure of the representations or warranties of the Vendors in Sections 4.2, 4.3, 4.7, and 4.14 and Subsections 4.8(a) or (b), 4.9(a) or (b), 4.11(a) to be true and correct as of the Execution Date and the Closing Date;

(c)	any breach of any covenant of the Vendors contained in this Agreement requiring performance after the Closing Date;

(d)	any fees, expenses or other payments incurred or owed by the Vendors to any brokers, financial advisors or comparable other Persons retained or employed by the Vendors in connection with the transactions contemplated by this Agreement; and

(e)	any Taxes that the Purchaser, the Company or the Subsidiaries are obligated to pay and actually pay on behalf of the Vendors due to the transfer of the Purchased Shares or the Loan Agreements, or the payment of the Purchase Price therefor, pursuant to Section 2.1.

10.3	Purchaser's Agreement To Indemnify

From and after the Closing, and subject to Section 10.1, the Purchaser shall indemnify the Vendors and their affiliates against, and hold then harmless from, any Losses suffered or incurred to the extent arising from:

(a)	the failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct on and as of the Execution Date and the Closing Date, unless the context otherwise indicates;

(b)	any breach of any agreement of the Purchaser or the Company contained in this Agreement requiring performance after the Closing Date;

(c)	any fees, expenses or other payments incurred or owed by the Purchaser to any brokers, financial advisors or comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement;

(d)	any Decommissioning Liabilities and any Environmental Liabilities of whatsoever nature and howsoever arising before, on or after the Effective Date;

(e)	any guarantee or obligation to assure performance given or made by the Vendors or any of its affiliates with respect to any obligation of the Company Group, including the Gran Tierra Parent Guarantee; and

(f)	all obligations and Liabilities of the Company Group of whatever kind and nature, whether arising before, on or after the Effective Date.

10.4	Indemnification Procedures

(a)	Notice of Claim. Promptly after receipt by the indemnified party under Section 10.2 or Section 10.3, as the case may be, of notice of the commencement of any claim, proceeding or other matter (a "Claim") made by any third party against an indemnified party or after the indemnified party becoming aware of a Loss not involving a third party Claim, in either case with respect to which it believes it is entitled to be indemnified under this Agreement, the indemnified party shall, if a Claim in respect thereto is to be made against the indemnifying party under this Article 10, notify the indemnifying party in writing (and in reasonable detail) of the commencement of the Claim or the Loss; provided, however, that the omission to notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party to the extent that the indemnifying party is not prejudiced by such omission (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party in respect of such Claim or Loss.

(b)	Procedure. If a Claim shall be brought against an indemnified party and it shall notify the indemnifying party thereof in accordance with Subsection (a) of this Section 10.4, the indemnifying party shall be entitled to participate in the defence thereof, and if it so chooses, to assume the legal defence thereof with counsel selected by the indemnifying party. The indemnified party shall have the right to employ separate counsel (not reasonably objected to by the indemnifying party) in any such action and participate in the defence thereof, but the indemnifying party shall control such defence and the fees and expenses of such separate counsel shall be at the expense of the indemnified party unless (i) the employment of such separate counsel shall have been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party shall have failed to assume the defence of such action within ten (10) Business Days after notice from the indemnified party, or (c) the representation by the counsel selected by the indemnifying party would be inappropriate due to actual or potential conflicts of interest or actual or potential differing interests between the indemnifying party and the indemnified party (such as the availability of different defences), in which case the fees and expenses of such separate counsel shall be at the expense of the indemnifying party. If the indemnifying party chooses to defend a Claim, the indemnified party shall cooperate in the defence thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. Whether or not the indemnifying party assumes the defence of a Claim, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, such Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). The indemnifying party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Claim, without the consent of the indemnified party; provided that the indemnifying party shall (i) pay or cause to be paid all amounts arising out of such settlement or a final judicial or arbitral determination (not subject to further appeal) concurrently with the effectiveness of such settlement; (ii) not encumber any of the material assets of an indemnified party or agree to any restriction or condition that would apply to or materially adversely affect any indemnified party or the conduct of any indemnified party's business; (iii) obtain, as a condition of any settlement or other resolution, a complete release of any indemnified party potentially affected by such Claim; and (iv) ensure that such settlement does not include the admission of wrongdoing or misconduct.

(c)	Other Claims. In the event any indemnifying party receives a notice of a Claim for indemnity from an indemnified party pursuant to Subsection (a) of this Section 10.4 that does not involve a third party Claim, the indemnifying party shall notify the indemnified party within thirty (30) Business Days following its receipt of such notice if the indemnifying party disputes its liability to the indemnified party under this Article 10. If (i) the indemnifying party does not so notify the indemnified party or (ii) the validity and amount of the Loss set forth in the Claim is disputed by the indemnifying party, the Parties shall attempt in good faith to resolve their differences for a period of sixty (60) days and, if the Parties are unable to resolve this differences within such period, the indemnified party may submit the matter to binding arbitration in accordance with Section 14.2.

(d)	Calculation of Losses. The Parties agree that, with respect to any payment or indemnity or for the benefit of the indemnified Party under this Section 10.4, the indemnifying party's indemnity obligations (i) shall include the payment of such amount, if any, as shall be necessary to hold the indemnified party harmless on an after-Tax basis from all Taxes required to be paid by such the indemnified party with respect to such payment or indemnity (including any payments made pursuant to this Subsection 10.4(d),) under any Applicable Law, and (ii) shall be reduced by, or the indemnified party shall reimburse the indemnifying party, as the case may be, the amount of any Tax Benefits as such benefits are actually realized by the indemnified party arising from any payment of Taxes. For purposes of this Subsection 10.4(d), the indemnified party and the indemnified party's external auditors shall certify to the indemnifying party of the amount of any Tax Benefits actually realized by the indemnified party. In the event that any Tax Benefits realized by the indemnified party and reimbursed to the indemnifying party are ultimately rescinded, revoked or denied by the relevant Tax Authority, the indemnifying party shall return the full amount of any such Tax Benefits to the indemnified party as soon as practicable following written notice by the indemnified party to the indemnifying party certifying as to the decision of the relevant Tax Authority with respect to such rescission, revocation or denial of Tax Benefits. In addition, notwithstanding anything to the contrary contained in this Article 10, references to costs, fees and expenses in the indemnification procedures outlined in this Article 10 shall be deemed to include reasonable professional fees and disbursements on a full indemnity basis and shall extend to settlements, satisfactions or other compromises with respect to Claims by third parties for indemnified Losses.

10.5	Limitations

(a)	De Minimis. In no event shall the Purchaser be entitled to indemnity under this Agreement, for any matter other than pursuant to Subsection 10.2(e), for any individual items where the Loss related thereto is less than 0.5% of the Adjusted Purchase Price.

(b)	Non-Tax Threshold. In no event shall the Purchaser be entitled to indemnity under this Agreement for any matter, other than pursuant to Subsection 10.2(e) or pursuant to Subsections 10.2(a) or 10.2(b) for a breach or failure by the Vendors of the representation or warranty contained in Subsection 4.14, until the aggregate of all Losses arising from all indemnifiable matters under this Agreement (other than pursuant to Subsection 10.2(e) or pursuant to Subsections 10.2(a) or 10.2(b) for a breach or failure by the Vendors of the representation or warranty contained in Subsection 4.14) exceed, on a cumulative basis, 10% of the Adjusted Purchase Price, and then only to the extent of any such excess.

(c)	Tax Threshold. In no event shall the Purchaser be entitled to indemnity under this Agreement for any matter pursuant to Subsections 10.2(a) or 10.2(b) for a breach or failure by the Vendors of the representation or warranty contained in Subsection 4.14 until the aggregate of all Losses arising from all indemnifiable matters pursuant to Subsections 10.2(a) or 10.2(b) for a breach or failure by the Vendors of the representation or warranty contained in Subsection 4.14 exceed, on a cumulative basis, $1,000,000, and then only to the extent of any such excess.

(d)	Cap. Subject to Subsection 10.5(e), in no event shall the Purchaser be entitled to indemnity in excess of 40% of the Adjusted Purchase Price, considering the aggregate of all Losses for which the Purchaser shall have been indemnified.

(e)	Cap Exclusion. Notwithstanding anything herein to the contrary, with respect to claims for indemnity by the Purchaser under Subsections 10.2(a) or 10.2(b) for a breach or failure by the Vendors of the representation or warranty contained in Subsection 4.11(a), the limitation on the recovery by Purchaser contained in Subsection 10.5(b) shall not apply with respect to recovery for such breach or failure and the Purchaser shall instead be entitled to indemnity for all Losses with respect to such breach or failure up to 100% of the Adjusted Purchase Price; provided, however, in no event shall the Purchaser be entitled to indemnity in excess of 100% of the Adjusted Purchase Price with respect to the aggregate of all Losses for which the Purchaser shall have been indemnified under this Agreement.

(f)	Consequential Damages. No Party shall be liable to any other Party for claims for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Applicable Law or any other legal or equitable principle, and each Party releases the other from liability for any such damages. No Party shall be entitled to rescission of this Agreement as a result of breach of any other Party's representations, warranties, covenants or agreements, or for any other matter.

(g)	Other limitations. Notwithstanding anything to the contrary in this Agreement, the Vendors shall not be liable for any Losses to the extent:

(i)	that the Losses occur or are increased as a result of the adoption, re-interpretation, promulgation, abrogation or other imposition of any Applicable Law, including those relating to Taxes, not in force at the Effective Date;

(ii)	that the Losses would not have arisen but for a change in accounting policy or practice or Tax related policy of the Purchaser, the Company or the Subsidiaries after the Closing;

(iii)	that the Losses relate to Legal Proceedings taken by the Purchaser (other than against the Vendors to the extent permitted by this Agreement);

(iv)	resulting from any matter disclosed by the Vendors to the Purchaser in accordance with this Agreement, in the Data Room or to the Purchaser in writing;

(v)	of any reserve for the subject matter of the claim reflected on the Financial Statements;

(vi)	that the Losses result from any action required or permitted pursuant to Section 3.2; or

(vii)	that the Losses could have been avoided had the Purchaser taken reasonable steps to mitigate.

(h)	Insurance. The amount of any Loss for which indemnification is provided under this Article 10 shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Loss.

10.6	Sole Remedy

The Parties acknowledge and agree that, should the Closing occur, their sole and exclusive remedy with respect to any and all Losses (including any Losses from claims for breach of contract, warranty, tortiuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by any other Party or any failure by another Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other Party prior to the Closing or any other matters relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article 10. In furtherance of the foregoing, the Parties hereby waive, from and after the Effective Date, any and all rights, claims and causes of action any indemnified party may have against an indemnifying party arising under or based upon this Agreement (other than as pursuant to the indemnification provisions set forth in this Article 10). Notwithstanding the foregoing, this Section 10.6 shall not prohibit claims of fraud in connection with the representations and warranties contained herein.

10.7	No Additional Representations

The Purchaser acknowledges that none of the Vendors or their affiliates, any member of the Company Group nor any other Person has made any representation or warranty, expressed or implied, oral or written, as to the accuracy or completeness of any information regarding the Company Group or the Assets furnished or made available to the Purchaser and its Representatives, except as expressly set forth in this Agreement, and neither the Vendors nor any other Person shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser's use of, any such information and any information, documents or material made available to the Purchaser in the Data Room, any management presentations or in any other form, oral or written, in expectation of the transactions contemplated hereby except to the extent set out in Section 4.12. Except for the representations and warranties in Article 4 (as modified by the disclosure that has been made to the Purchaser in writing), the Vendors hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or other information made, communicated or furnished (orally or in writing) by any Person to the Purchaser or its affiliates or Representatives. The Purchaser acknowledges that, should the Closing occur, the Purchaser shall acquire the Company and indirectly the Subsidiaries and the Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted in Article 4 (as modified by disclosure that has been made to the Purchaser in writing). Without limiting the generality of the foregoing, the Vendors makes no representation or warranty as to:

(a)	the quantity, quality or deliverability of natural gas, petroleum or other reserves attributable to the Assets;

(b)	any geological, geophysical, technical, engineering (including natural gas or petroleum engineering), economic or other interpretations, forecasts or evaluations concerning the Assets;

(c)	the nature of the current or future regulatory, financial, political or commercial environments with respect to, and in connection with, the exploration and development of natural gas and related industry thereto or the operations involving the Assets;

(d)	the amount of any future costs associated with decommissioning or abandonment of any installation relating to the Assets, or the extent of any liability related thereto; or

(e)	any member of the Company Group's continuing position as the grantee (by assignment or otherwise) of the Assets.

The Purchaser affirms that except as and to the extent expressly provided in this Agreement, it is relying on its own independent investigation, analysis and evaluation of the geological, geological engineering, economic and other interpretations of the costs of and prospects for further development of the Assets and Business.

Article 11
termination

11.1	Grounds for Termination

This Agreement may be terminated on or prior to the Closing:

(a)	by the mutual written agreement of the Vendors and the Purchaser;

(b)	by the Purchaser upon written notice to the Vendors if any of the conditions set forth in Subsection 6.1(b) or Section 6.2 have not been satisfied or waived by the Purchaser at the Time of Closing;

(c)	by the Vendors upon written notice to the Purchaser if any of the conditions set forth in Subsection 6.1(b) or Section 6.3 have not been satisfied or waived by each Vendor at the Time of Closing;

(d)	by the Purchaser upon written notice to the Vendors (or vice versa) if the Vendors (or the Purchaser, as applicable) has committed an Agreement Default; provided that, if any such Agreement Default is curable, it has not been cured by the earlier of the Closing Date or within fifteen (15) Business Days after written notice of such Agreement Default has been received by the defaulting Party;

(e)	by the Vendors if:

(i)	the ANP formally gives notice in writing at any time prior to the Outside Date that it will not provide the Regulatory Pre-Approval because the Purchaser does not possess the necessary qualifications, or is otherwise unsuitable, to warrant the granting of such Regulatory Pre-Approval; or

(ii)	the Closing Date has not occurred by the Outside Date and the Parties have failed to satisfy or waive the condition set forth in Subsection 6.1(a), with such failure being as a result of the Purchaser failing to satisfy the ANP that it possesses the necessary qualifications, or is otherwise suitable, to warrant the granting of such Regulatory Pre-Approval;

provided that if, as a result of a change in Applicable Law or the practice of ANP after the Execution Date, the Purchaser does not, and cannot through the exercise of reasonable diligence, possess the necessary qualifications for the Parties to obtain the Regulatory Pre-Approval, the Vendor may not exercise its right to terminate this Agreement pursuant to this Subsection 11.1(e), without first giving the Purchaser five (5) Business Days' notice of its intention to do so, and during such notice period the Purchaser may, at its option and in priority to the right of the Vendors to terminate under this Subsection 11.1(e), terminate this Agreement pursuant to Subsection 11.1(h).

(f)	by either Party upon written notice to the other Party if the Closing Date has not occurred by the Outside Date for any reason other than as set out in Subsection 11.1(e);

(g)	by the Vendors, at any time, if the Financing Date and the payment of Escrow Amount (pursuant to Section 2.5) has not occurred on or before June 1, 2017 (or, if the Second Deposit is made on or before June 1, 2017, on or before August 1, 2017);

(h)	by the Purchaser, if, as a result of a change in Applicable Law or the practice of ANP after the Execution Date, the Purchaser does not, and cannot through the exercise of reasonable diligence, possess the necessary qualifications for the Parties to obtain the Regulatory Pre-Approval, or

(i)	by the Vendors if, as a result of a change in Applicable Law or the practice of ANP after the Execution Date, it cannot be reasonably expected that the Gran Tierra Parent Guarantee will be released within a reasonable period of time following the Closing through the exercise of reasonable diligence by the Parties;

provided that, notwithstanding anything to the contrary express or implied herein, a Party shall not be allowed to exercise any right of termination pursuant to this Section 11.1 prior to the Outside Date if the event giving rise to such right is due to an Agreement Default by such Party.

11.2	Automatic Termination

This Agreement shall automatically terminate and be of no further force or effect, without any action or notice by any of the Parties, if the Vendors have not received the Initial Deposit by 2:00 p.m. (Bermuda time) on February 9, 2017.

Article 12
NOTICES

12.1	Delivery of Notices

Notwithstanding anything to the contrary contained herein, all notices or other deliveries required or permitted hereunder shall be in writing. Any notice or other delivery to be given hereunder shall be deemed to be properly provided if delivered in any of the following modes:

(a)	personally, by delivering the notice to the Party on which it is to be served at that Party's address for notices as set forth in Section 12.2. Personally delivered notices shall be deemed to be received by the addressee when actually delivered as aforesaid; provided that, such delivery shall be during normal business hours on any Business Day. If a notice is not delivered on a Business Day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery; or

(b)	by facsimile (or by any other like method by which a written message may be sent) directed to the Party on which it is to be delivered at that Party's facsimile number as set forth in Section 12.2. A notice so served shall be deemed to be received by the addressee when transmitted by the Party delivering the notice (provided such Party obtains confirmation from its facsimile of successful transmission), if transmitted during the addressee's normal business hours on any Business Day, or at the commencement of the next ensuing Business Day following transmission if such notice is not transmitted on a Business Day or is transmitted after the Party's normal business hours; or

(c)	by email, only in respect of a notice given by the Vendors to the Purchaser, at the Purchaser's email address set forth in Section 12.2. A notice so served shall be deemed to be received by the Purchaser when transmitted by the Vendors or their Representative, if transmitted during the Purchaser's normal business hours on any Business Day, or at the commencement of the next ensuing Business Day following transmission if such notice is not transmitted on a Business Day or is transmitted after the Purchaser's normal business hours.

12.2	Notices

The address, facsimile number or email address (as applicable) for delivery of notices, documents, cheques or other instruments hereunder of each of the Parties shall be as follows:

(a)	if to the Purchaser at:

Maha Energy AB

Suite 1140, 10201 Southport Road S.W.

Calgary, AB T2W 4X9

Attention:         Ron Panchuk and Jonas Lindvall

Email: ron@mahaenergy.ca and jonas@mahaenergy.ca

with a copy to (which shall not constitute notice):

Cassels Brock & Blackwell LLP

Suite 1250, 440 – 2nd Avenue S.W.

Calgary, AB T2P 5E9

Attention:         Keith Templeton

Email: ktempleton@casselsbrock.com

(b)	if to the Vendors at:

Gran Tierra Energy International Holdings Ltd.

– and –

Gran Tierra Luxembourg Holdings S.à r.l.

c/o Gran Tierra Energy Inc.

200, 150 – 13th Avenue S.W.

Calgary, Alberta T2R 0V2

Attention:         General Counsel
Facsimile:          (403) 265-3242

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

Barristers and Solicitors

3500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4J8

Attention:         Scott W. N. Clarke

Facsimile:         (403) 260-9700

A Party may change its address and/or facsimile number or email address (as applicable) for delivery by notice to the other Parties in the manner set forth herein, and such changed address for notices thereafter shall be effective for all purposes of this Agreement.

Article 13
PRIVACY MATTERS

13.1	Disclosed Personal Information

The Parties acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to any Party pursuant to or in connection with this Agreement (the "Disclosed Personal Information").

13.2	No Unrelated Use

No Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated hereby.

13.3	Necessary Disclosure

Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated hereby, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the transactions contemplated hereby.

13.4	Applicable Measures

Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with Applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

13.5	Duty to Keep Confidential

Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties' obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the transactions contemplated hereby.

13.6	Duty to Notify

Each Party shall promptly notify the other Parties of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any Authorized Authority charged with enforcement of Applicable Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.

13.7	Duty to Return or Destroy

Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any Party hereto, the other Parties shall forthwith cease all use of the Personal Information acquired by such other Parties in connection with this Agreement and will return to the requesting Party or, at the requesting Party's request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

Article 14
GENERAL

14.1	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein. Each Party accedes and submits to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

14.2	Dispute Resolution

(a)	Other than as provided in Subsection 2.9(b), any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including any dispute as to the existence, construction, validity, interpretation, enforceability, breach or termination of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 14.2. Any Party may submit such a dispute, controversy or claim to such arbitration by notice to the other Party.

(b)	The arbitration shall be held and determined by a sole arbitrator in the event that the amounts in issue between the Parties is less than $10,000,000, and by three (3) arbitrators in the event that the amounts in issue between the Parties are greater than or equal to $10,000,000. All decisions and awards by an arbitration tribunal comprised of three (3) arbitrators shall be made by majority vote. In the event that the arbitrator(s) determines that a Party has unreasonably overestimated the amount it claims is in issue and such overestimation has resulted in the arbitration being held before three (3) arbitrators instead of one (1) arbitrator, the arbitrator(s) shall be entitled to take this into consideration in awarding costs against such Party.

(c)	Where the arbitration is to be held and determined by a sole arbitrator, the Parties shall agree on the sole arbitrator within thirty (30) days of the submission of a notice by one Party to the other pursuant to Subsection 14.2(a). If the Parties do not agree on the sole arbitrator within the said thirty (30) day period, the Chairman of the ICC shall appoint the sole arbitrator upon the request of either Party.

(d)	Where the arbitration is to be held and determined by three (3) arbitrators, each Party shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice by one Party to the other pursuant to Subsection 14.2(a). The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within the applicable thirty (30) day period, then the Chairman of the ICC shall compile a list of three (3) arbitrators upon the request of either Party.

Any arbitrator appointed by the Chairman of the ICC shall be independent, have no financial interest in the dispute, controversy or claim, and be qualified by experience and education to arbitrate the matter at issue.

(e)	Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(i)	The arbitration proceedings shall be held in Calgary, Alberta, Canada.

(ii)	The arbitration proceedings shall be conducted in the English languages and the arbitrators shall be fluent in the English language;

(iii)	The arbitrators shall be and remain at all times wholly independent and impartial;

(iv)	The arbitration proceedings shall be conducted under the Rules of Arbitration of the ICC. Any procedural issues not determined under the Rules of Arbitration of ICC shall be determined by the arbitration laws of Alberta;

(v)	The expenses of the appointed arbitrator of each side of the dispute shall be advanced and finally paid by that Party, and the expenses of the third arbitrator shall be advanced and finally paid equally by the opposing sides involved in the dispute. If the arbitration proceedings are before a sole arbitrator, such expenses shall be paid 50% by the Vendors and 50% by the Purchaser.

(vi)	The decision of the majority of the arbitrators shall be: reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; made in U.S. dollars, free of any deduction or offset; and any costs or fees incident to enforcing the award, and shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

(vii)	Consequential, indirect and punitive damages shall not be allowed;

(viii)	Notwithstanding Section 14.1, the arbitrators may resolve technical and accounting issues based upon trade usages and customs in the international petroleum industry, provided that it is not contrary to the laws in force in the Province of Alberta, Canada;

(ix)	The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Interest Rate;

(x)	Judgment upon the award may be entered in any Court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

(xi)	The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrators shall require the Party who is present to submit such evidence as the arbitrators may determine is reasonably required to make an award;

(xii)	If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator;

(xiii)	The arbitrators shall take into account principles of legal privilege, such as those involving the confidentiality of communications between a lawyer and a client.

14.3	Counterparts

This Agreement and any document or instrument to be executed and delivered by the Parties hereunder or in connection herewith may be executed and delivered in separate counterparts and delivered by any Party to the other Parties by facsimile or portable or other electronic document format, each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement. If this Agreement or any such document or instrument is delivered by facsimile or portable or other electronic document format, the Party so delivering this Agreement or such document or instrument shall within a reasonable time after such delivery deliver an originally executed copy to the other Parties.

14.4	Successors and Assigns

This Agreement will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns. Purchaser may assign this Agreement to a wholly-owned, either directly or indirectly, subsidiary of Purchaser, with the prior written consent of Vendor, such consent not to be unreasonably withheld; provided, that such subsidiary expressly assumes and agrees to perform all such duties and obligations under this Agreement; and provided, further, that no such assignment or delegation shall relieve the Purchaser of its obligations hereunder, and such assignee subsidiary and the Purchaser shall be jointly and severally liable for the obligations of Purchaser hereunder.

14.5	Supersedes Earlier Agreements

This Agreement constitutes the whole and entire agreement among the Parties in connection with the transactions contemplated herein and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof and there are no express or implied terms, conditions, agreements, undertakings, declarations, commitments, representations or warranties or other duties (legal, equitable, fiduciary, in tort or under general principles of civil law) whatsoever among the Parties not expressly provided for in this Agreement.

14.6	Waiver

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

14.7	Time of the Essence

Time shall be of the essence in this Agreement.

14.8	No Merger

The representations, warranties, liabilities and indemnities created in this Agreement shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Purchased Shares from the Vendors to the Purchaser. There shall not be any merger of any of such representations, warranties, liabilities or indemnities in such assignments, transfers or other documents notwithstanding the terms of such assignments, transfers or other documents or Applicable Law to the contrary, and all such rules are hereby waived.

14.9	Invalidity of Provisions

If any of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions shall not in any way be effected or impaired thereby.

14.10	Amendments

Subject to Section 14.3, this Agreement may be amended only by written instrument executed by each of the Vendors and the Purchaser.

14.11	Expenses

Except as specifically provided herein, each Party will bear the fees and disbursements of their respective lawyers and advisors (including tax advisors and accountants) engaged in connection with the preparation of this Agreement and any and all agreements, instruments, documents or other writings to be executed and delivered pursuant hereto and all other costs and expenses incurred in connection herewith.

14.12	Further Assurances

The Vendors will from time to time, on and after the date hereof, at the request and expense of the Purchaser, execute and deliver all such other additional instruments, notices, releases, acquittances and other documents and shall do all such other acts and things as may be reasonably necessary to carry out the terms and conditions of this Agreement in accordance with their true intent.

14.13	Survival

Notwithstanding anything else contained herein, and without limiting any of the provisions hereof, the obligations of the Parties specified in Section 2.9, Section 2.10, Section 2.11, Section 3.5, Section 3.6, Article 8, Article 9, Article 10, Article 12, Article 13 and Article 14 shall survive Closing and continue to bind the Parties in accordance with their terms.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed effective as of the date and year first above written.

MAHA ENERGY AB

Per:	/s/ Jonas Lindvall
Name:	Jonas Lindvall
Title:	Managing Director

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

Per:	/s/ Adrian Coral
Name:	Adrian Coral
Title:	Director

GRAN TIERRA LUXEMBOURG HOLDINGS S.À R.L.

Per:	/s/ David Hardy
Name:	David Hardy
Title:	Authorized Manager

By executing this Agreement, the undersigned accepts and acknowledges the transfer of the Shares from the Vendors to the Purchaser for the purpose of Article 190 paragraph 2 of the Luxembourg law dated August 10, 1915 concerning commercial companies, as amended and of Article 1690 of the Luxembourg Civil Code, takes notice of the terms thereof, and undertakes to record, on the Closing Date, in its shareholder's register the ownership rights of the Purchaser in respect of the Shares.

GRAN TIERRA FINANCE (LUXEMBOURG) S.À R.L.

Per:	/s/ David Hardy
Name:	David Hardy
Title:	Authorized Manager

THIS IS SCHEDULE 1.1(gg) ATTACHED TO AND MADE PART THE SHARE AND LOAN PURCHASE AGREEMENT MADE AS OF THE 5th DAY OF FEBRUARY, 2017

CONCESSION AGREEMENTS

(a)	Contrato de Concessão para Exploração, Desenvolvimento e Produção de Petróleo e Gás Natural no 48610.001443/2008-21, including its annexes for the exploration, development and production of hydrocarbons with respect to onshore block REC-T-129, which is located in onshore Brazil in the Recôncavo Basin, and any extension, renewal or amendment thereto.

(b)	Contrato de Concessão para Exploração, Desenvolvimento e Produção de Petróleo e Gás Natural no 48610.001446/2008-65, including its annexes for the exploration, development and production of hydrocarbons with respect to onshore block REC-T-142, which is located in onshore Brazil in the Recôncavo Basin, and any extension, renewal or amendment thereto.

(c)	Contrato de Concessão para Exploração, Desenvolvimento e Produção de Petróleo e Gás Natural no 48610.001427/2008-39A, including its annexes for the exploration, development and production of hydrocarbons with respect to onshore block REC-T-155, which is located in onshore Brazil in the Recôncavo Basin, and any extension, renewal or amendment thereto.

(d)	Contrato de Concessão para Exploração, Desenvolvimento e Produção de Petróleo e Gás Natural no 48610.001426/2008-94, including its annexes for the exploration, development and production of hydrocarbons with respect to onshore block REC-T-224, which is located in onshore Brazil in the Recôncavo Basin, and any extension, renewal or amendment thereto.

(e)	Contrato de Concessão para Exploração, Desenvolvimento e Produção de Petróleo e Gás Natural no 48610.005516/2013-11, including its annexes for the exploration, development and production of hydrocarbons with respect to onshore block REC-T-86, which is located in onshore Brazil in the Recôncavo Basin, and any extension, renewal or amendment thereto.

(f)	Contrato de Concessão para Exploração, Desenvolvimento e Produção de Petróleo e Gás Natural no 48610.005460/2013-03, including its annexes for the exploration, development and production of hydrocarbons with respect to onshore block REC-T-117, which is located in onshore Brazil in the Recôncavo Basin, and any extension, renewal or amendment thereto.

(g)	Contrato de Concessão para Exploração, Desenvolvimento e Produção de Petróleo e Gás Natural no 48610.005386/2013-17, including its annexes for the exploration, development and production of hydrocarbons with respect to onshore block REC-T-118, which is located in onshore Brazil in the Recôncavo Basin, and any extension, renewal or amendment thereto.

THIS IS SCHEDULE 1.1(qq) ATTACHED TO AND MADE PART THE SHARE AND LOAN PURCHASE AGREEMENT MADE AS OF THE 6th DAY OF FEBRUARY, 2017

Working Capital
31-Dec-16

	GTE - Brazil	GTE - Lux Fin Co	GTE - Lux Brazco	Consolidated	
Gtf Luxembourg Hsbc USD Acct. (11200201)	-	9,381	-	9,381	
Gtf Luxembourg Hsbc Euro Acct. (11300602)	-	11,953	-	11,953	
B - Petty Cash - Salvador (11400050)	1,534	-	-	1,534	
Petty Cash - Brazil (11600010)	1,534	-	-	1,534	
Bank - Citibank (Brazil) (11600020)	80,166	-	-	80,166	
Bank Hsbc # 00126819 - Operation (11600022)	7,783	-	-	7,783	
Bank Hsbc # 0086221 (11600030)	22,564	-	-	22,564	
Cash Non-Restricted (AAA01)	**113,580**	**21,334**	**-**	**134,914**	
Manual US$ A/R (12100020)	758,136	-	4,553	762,689	
Other Cost Recovery US$ (12300031)	25,470	-	-	25,470	Recievable from Petrobras on BM-Cal-7 block
Employee Receivable (12800020)	1,918	-	-	1,918	
Accounts Receivable (ABA01)	**785,524**	**0**	**4,553**	**790,076**	
GTE Oil Inventory Tank (14100010)	131,729	-	-	131,729	
Materials and Supplies (14100030)	7,635	-	-	7,635	Individual security equipment inventory
Inventory & Materials (ADA)	**139,364**	**-**	**-**	**139,364**	
Vat Fiscal Debit Compensation (12810075)	5,544	-	-	5,544	
Net Income Tax Advance (12830043)	-	194,737	10,891	205,628	See Note 1
B - Non-Cum. Pis Credit Law 10.637/02 (12850010)	1,723	-	-	1,723	
B - Cofins Credit Law 10.833/03 (12850011)	7,934	-	-	7,934	
B - Tax Overpayment (12850012)	4,044	-	-	4,044	VAT credit
Taxes Receivable (AEA)	**19,244**	**194,737**	**10,891**	**224,872**	
Prepaid Office Rent (13100010)	28,701	-	-	28,701	
Prepaid Other (13100020)	107,160	3,881	-	111,041	See Note 2
Prepaid Insurance (13500010)	205,219	-	-	205,219	
Prepaids (AFA)	**341,080**	**3,881**	**-**	**344,961**	
Current Assets (M1)	**1,398,793**	**219,951**	**15,444**	**1,634,188**	
				-	
Vendors Payable (BAA01)	(895,404)	(19,710)	(5,994)	(921,108)	
Payroll Payable (BAA03)	(553,074)	-	-	(553,074)	Primarily bonus and vacation payables
Joint Venture (BAA04)	(14,483)	-	-	(14,483)	See Note 3
Other Payables (BAA05)	(37,692)	-	-	(37,692)	
Taxes Payable (BAA06)	(540,278)	-	-	(540,278)	
Accounts Payable (BAA)	**(2,040,930)**	**(19,710)**	**(5,994)**	**(2,066,634)**	
General Accruals (32100010)	(6,830,530)	0	(1,357)	(6,831,887)	See Note 4
Estimados Generales Opex-GA Usd$ (32100031)	(94,863)	-	-	(94,863)	
Royalties Accruals US$ (32100050)	(117,291)	-	-	(117,291)	
Capital Accruals (32200010)	(1,687,655)	-	-	(1,687,655)	See Note 5
Accrued Liabilities (BBA)	**(8,730,339)**	**0**	**(1,357)**	**(8,731,696)**	
Income Tax Payable (31250010)	(0)	(9,191)	(11,882)	(21,073)	
Witholding Tax (43400020)		(257,815)			See Note 6
Taxes Payable (BDA)	**(0)**	**(267,006)**	**(11,882)**	**(278,888)**	
Asset Retirement Obligation Current (BFA01)	(512,412)	-	-	(512,412)	See Note 7
Asset Retirement Obligation Current (BFA)	**(512,412)**	**-**	**-**	**(512,412)**	
Current Liabilities (M4)	**(11,283,681)**	**(286,716)**	**(19,233)**	**(11,589,630)**	
Net Working Capital	**(9,884,888)**	**(66,765)**	**(3,789)**	**(9,955,442)**	
Less assumed liabilities per the agreement included in the above WC:					
(i) Local content liability				**1,164,739**	
(ii) Work commitments penalties				**4,500,000**	
(iii) Withholding taxes on Loan to Brazil				**257,815**	
(iv) Accrued contractor and contingency claims				**2,314,394**	
(v) ARO current liabilty				**512,412**	
Adjusted Net Working Capital				**(1,206,082)**	

Note 1 : This represents a credit from the tax year 2014. The attached document includes the following: a-Letter from E&Y indicating that income tax related to 2014 was EU$3,210. b-Payments made to the tax authorities that include advance tax payments for 2014 in the amount of EU$191,9250. Therefore, Finco should have a credit balance of approximately EU$188k. There may be an immaterial difference related to FX and minimum estimated payments for the tax year 2016. In order to request a refund we need to wait until we receive the 2014 tax assessment from the tax authorities, which hasn't happened yet.

Note 2 : Includes Suppliers advance (K$ 58 local account 1.1.02.22.00.001.001); Meals Ticket advance (K$ 11 local account 1.1.02.30.01); Administative Expenses advance (K$ 6 local account 1.1.02.30.02) and Labor Claim Judicial Deposits (K$ 32 local account 1.5.01.01.01.001).

Note 3 : Payable to DAX on the oil returned.

Note 4 : This includes USD $1.98 million accrued contractor liability and $350K related to contingency relate to claims.

Note 5: Local content accrual (K$ 1.165) and the month capex accrual (K$ 523)

Note 6 : Withholding tax due on the interest income from the I/C loan made to Brazil and minimum tax due in Lux (EU3K)

Note 7 : Current abandonment is related to two wells in Block 129 as it is assumed that the blocks will be reliquinshed sometime this year.

THIS IS SCHEDULE 1.1(qqqqq) ATTACHED TO AND MADE PART THE SHARE AND LOAN PURCHASE AGREEMENT MADE AS OF THE 5th DAY OF FEBRUARY, 2017

THIS IS SCHEDULE 6.2(d) ATTACHED TO AND MADE PART THE SHARE AND LOAN PURCHASE AGREEMENT MADE AS OF THE 5th DAY OF FEBRUARY, 2017

THIS IS SCHEDULE 7.2(a)(iii) ATTACHED TO AND MADE PART THE SHARE AND LOAN PURCHASE AGREEMENT MADE AS OF THE 5th DAY OF FEBRUARY, 2017

LOAN ASSIGNMENT AGREEMENT

THIS AGREEMENT made effective the _____ day of ____________, 201●.

AMONG:

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., a limited company incorporated under the laws of the Cayman Islands (the "Assignor")

- and -

MAHA ENERGY AB, a corporation existing pursuant to the laws of Sweden (the "Assignee")

- and -

GRAN TIERRA FINANCE (LUXEMBOURG) S.À R.L., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Company Register under number B 163.089 (the "Debtor")

WHEREAS, the Assignor entered into a loan agreement dated March 27, 2013 with the Debtor pursuant to which the Assignor agreed to lend funds to the Debtor up to a maximum of BRL 200,000,000, a copy of which is attached hereto as Schedule "A" (the "Loan Agreement");

AND WHEREAS, pursuant to the Loan Agreement, funds in the amount of BRL ● have been provided by the Assignor to the Debtor to date;

AND WHEREAS, on February 5, 2017, the Assignee agreed to purchase, inter alia, the shares of the Debtor pursuant to a share purchase agreement entered into by, inter alia, the Assignor and the Assignee (the "Share Purchase Agreement");

AND WHEREAS, in connection with the closing of the transactions contemplated by the Share Purchase Agreement, the Assignor wishes to assign its rights and interest in and to the Loan Agreement, and all amounts payable thereunder, to the Assignee;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Assignment. The Assignor hereby assigns, transfers and sets over unto the Assignee, effective as of the date hereof, all of the Assignor's right, title, estate and interest in and to the Loan Agreement and the Assignee hereby accepts such assignment of right, title, estate and interest in and to the Loan Agreement, in consideration for a payment in the amount of US$● to be paid as a portion of the Adjusted Purchase Price (as defined in the Share Purchase Agreement) in accordance with the terms and conditions of the Share Purchase Agreement.

2.	Consent. The Debtor hereby consents to the assignment by the Assignor to the Assignee of all of the right, title, estate and interest under the Loan Agreement.

3.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in Alberta. Each of the parties agrees to irrevocably attorn to the jurisdiction of the Courts of Alberta, provided that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement shall be exclusively and finally settled by arbitration in accordance with Section 14.2 of the Share Purchase Agreement.

4.	No Amendment Except in Writing. This Agreement may be amended only by written instrument executed by the parties hereto.

5.	Further Assurances. At the date hereof and thereafter, as may be reasonably necessary, each of the parties hereto shall execute, acknowledge and deliver such documents and take such other actions as may be reasonably necessary to fulfill its obligations under this Agreement.

6.	Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns

7.	Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed effective as of the date and year first above written.

MAHA ENERGY AB

Per:
Name:
Title:

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

Per:
Name:
Title:

For acknowledgement, and to the extent necessary approval, of the assignment of the Loan Agreement to Maha Energy AB pursuant to Article 6.2 of the Loan Agreement:

GRAN TIERRA FINANCE (LUXEMBOURG) S.À R.L.

Per:
Name:
Title:	Authorized Manager

SCHEDULE "A"

Loan Agreement

(to be attached)

LOAN ASSIGNMENT AGREEMENT

THIS AGREEMENT made effective the _____ day of ____________, 201●.

AMONG:

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., a limited company incorporated under the laws of the Cayman Islands (the "Assignor")

- and -

MAHA ENERGY AB, a corporation existing pursuant to the laws of Sweden (the "Assignee")

- and -

GRAN TIERRA BRAZCO (LUXEMBOURG) S.A R.L., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Company Register under number B 176.818 (the "Debtor")

WHEREAS, the Assignor entered into a loan agreement dated May 23, 2013 with the Debtor pursuant to which the Assignor agreed to lend funds to the Debtor up to a maximum of BRL 6,000,000, a copy of which is attached hereto as Schedule "A" (the "Loan Agreement");

AND WHEREAS, pursuant to the Loan Agreement, funds in the amount of BRL ● have been provided by the Assignor to the Debtor to date;

AND WHEREAS, on February 5, 2017, the Assignee agreed to purchase, inter alia, the shares of the Debtor’s shareholder pursuant to a share purchase agreement entered into by, inter alia, the Assignor and the Assignee (the "Share Purchase Agreement");

AND WHEREAS, in connection with the closing of the transactions contemplated by the Share Purchase Agreement, the Assignor wishes to assign its rights and interest in and to the Loan Agreement, and all amounts payable thereunder, to the Assignee;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto covenant and agree as follows:

8.	Assignment. The Assignor hereby assigns, transfers and sets over unto the Assignee, effective as of the date hereof, all of the Assignor's right, title, estate and interest in and to the Loan Agreement and the Assignee hereby accepts such assignment of right, title, estate and interest in and to the Loan Agreement, in consideration for a payment in the amount of US$● to be paid as a portion of the Adjusted Purchase Price (as defined in the Share Purchase Agreement) in accordance with the terms and conditions of the Share Purchase Agreement.

9.	Consent. The Debtor hereby consents to the assignment by the Assignor to the Assignee of all of the right, title, estate and interest under the Loan Agreement.

10.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in Alberta. Each of the parties agrees to irrevocably attorn to the jurisdiction of the Courts of Alberta, provided that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement shall be exclusively and finally settled by arbitration in accordance with Section 14.2 of the Share Purchase Agreement.

11.	No Amendment Except in Writing. This Agreement may be amended only by written instrument executed by the parties hereto.

12.	Further Assurances. At the date hereof and thereafter, as may be reasonably necessary, each of the parties hereto shall execute, acknowledge and deliver such documents and take such other actions as may be reasonably necessary to fulfill its obligations under this Agreement.

13.	Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns

14.	Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed effective as of the date and year first above written.

MAHA ENERGY AB

Per:
Name:
Title:

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

Per:
Name:
Title:

For acknowledgement, and to the extent necessary approval, of the assignment of the Loan Agreement to Maha Energy AB pursuant to Article 6.2 of the Loan Agreement:

GRAN TIERRA BRAZCO (LUXEMBOURG) S.À R.L.

Per:
Name:
Title:	Category A Manager

Per:
Name:
Title:	Category B Manager

SCHEDULE "A"

Loan Agreement

(to be attached)

THIS IS SCHEDULE 7.2(a)(vii) ATTACHED TO AND MADE PART THE SHARE AND LOAN PURCHASE AGREEMENT MADE AS OF THE 5th DAY OF FEBRUARY, 2017

RESIGNATION AND MUTUAL RELEASE

(THE "RELEASE")

Reference is made to the share purchase agreement dated to be effective as of February 5, 2017 (the "Share Purchase Agreement") among Gran Tierra Energy International Holdings Ltd., a limited company incorporated under the laws of the Cayman Islands, with registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands, registered with the Registrar of Companies of the Cayman Islands, under corporate number MC 238484, Gran Tierra Luxembourg Holdings S.À R.L., a private limited liability company incorporated under the laws of Luxembourg, having its registered office at 46A avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies registry under number B 176.816 and Maha Energy AB, a corporation existing pursuant to the laws of Sweden, in the presence of [Gran Tierra Finance (Luxembourg) S.à r.l./ Gran Tierra Brazco (Luxembourg) S.à r.l.] [Note: there will be separate resignation and releases for each of the Luxembourg companies], a private limited liability company incorporated pursuant to laws of Luxembourg, having its registered office at 46A avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies registry under number B 163.089 (the "Company"), according to which it is intended that Maha Energy AB purchases all the shares held by Grand Tierra Energy International Holdings Ltd. and Gran Tierra Luxembourg Holdings S.à r.l. in the Company.

Unless otherwise defined, capitalized terms used herein shall have the same meaning as set out in the Share Purchase Agreement.

1.	RESIGNATION

I, [NAME OF MANAGER], born in the City of [•], in the [Province/Country of] [●], in consideration for the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby resign as a manager [Gran Tierra Finance (Luxembourg) S.à r.l./ Gran Tierra Brazco (Luxembourg) S.à r.l.] of the Company , effective as at the Time of Closing and conditional upon the Closing occurring.

2.	INDIVIDUAL RELEASE

In consideration of the mutual terms and conditions expressed herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, I (the "Releasor", which term includes my heirs, executors, administrators, successors and assigns) hereby irrevocably release, remise and forever discharge (i) the Company and (ii) its respective present and former officers, managers, shareholders, agents and employees and their respective predecessors, successors, personal representatives and assigns (collectively, the "Releasees") of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, contracts, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained) arising from civil liability that I as a manager of the Company ever had, now have or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time (collectively, the "Claims"). In particular, without in any way limiting the generality of the foregoing, this Release shall apply to Claims arising for and by reason of or in any way arising out of any and all claims and demands for moneys advanced, salary, wages, bonuses, expenses, retirement or pension allowances, fees, participation in profits or earnings, dividends or other remuneration or benefits enjoyed by me in connection with my appointment as a manager of the Company, as applicable or the termination of such managership, whether authorized or provided for by law, statute, contract, resolution, by-law or otherwise including, without limitation, the obligations, statutory, contractual or otherwise, of the Company to me in respect thereof, including, without limitation, any statutory entitlement to wages, vacation pay, termination pay, severance pay or any other payment.

I further covenant and agree not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the matters released by this Release or with respect to which I agree not to make any claim or take any proceedings.

I further covenant and agree not to make or continue any claim or complaint or initiate or continue any proceeding against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

I hereby represent, warrant and covenant that I have not assigned and will not assign to any other person any of the Claims that I am releasing hereunder. I confirm that no consideration given to me by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

Notwithstanding the foregoing, this Release shall not extend to or affect or constitute a release of the Releasor’s right to sue, claim against or recover from the Releasees, and shall not constitute an agreement to refrain from bringing, taking or maintaining any action or claim against the Releasees, in respect of any corporate indemnity or any related insurance policy existing at or before the Time of Closing by any contract, statute or pursuant to any of the constating documents of the Releasees provided in the Releasor’s favour in respect of the Releasor having acted at any time as a manager of the Company.

3.	COMPANY'S RELEASE

The board of managers of the Company has presented to the general meeting of the shareholders of the Company [draft 2016 annual accounts of the Company] and a balance sheet as of January, [●] 2017 [Note: only balance sheet as of January 2017 if draft 2016 annual accounts are not available]. The general meeting of the shareholders of the Company has approved on [●], 2017 the resignation of the manager as of the Time of Closing.

In consideration of the mutual covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), conditional upon the Closing occurring, the shareholders of the Company, on their own behalf and on behalf of the other Releasees, hereby release, remise and forever discharge the Releasor from any and all Claims arising from civil liability which the Releasees now have or hereafter can, shall or may have, against the Releasor, by reason of or in any way arising out of, or in connection with, any cause, matter, thing whatsoever having occurred up to and inclusive of the Time of Closing, relating to the Releasor having been a manager of either or the Company or the termination of the Releasor's relationship with the Company as a manager, to the greatest extent permitted by Luxembourg applicable laws.

The Company, on its own behalf and on behalf of the other Releasees, further covenants and agrees not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasor with respect to the matters released by this Release or with respect to which the Releasees agree not to make any claim or take any proceedings.

The Company, on its own behalf and on behalf of the other Releasees, further covenants and agrees not to make or continue any claim or complaint or initiate or continue any proceeding against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasor arising out of or in relation to the matters released or discharged pursuant to this Release.

The Company represents, warrants and covenants, on its own behalf and on behalf of the other Releasees, that none of them have assigned and will not assign to any other person any of the Claims that it is releasing hereunder, and that each of the Releasees and their managers and shareholders have taken all such action as is required to make this Release duly authorized and binding against each of the Releasees.

The next annual general meetings of shareholders of the Company shall not unreasonably refuse to further grant a common discharge to the board of managers of the Company up to the Time of Closing at the occasion of the approval of the 2016 annual accounts and 2017 annual accounts.

For sake of clarity such Release does not apply to any tort or criminal liability, in either case to the extent resulting from fraudulent actions taken by the manager. Such Release also only applies to claims that could be raised by the Company or its respective shareholders, but is not binding for third parties’ potential claims.

4.	UNDERSTANDING & GENERAL

If any provision of this Release or any part of any provision of this Release is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each provision of this Release is separable from every other part of such provision.

This Release shall be governed by, enforced, construed and interpreted in accordance with the laws of the Grand Duchy of Luxembourg.

DATED as of the ______ day of ________________, 2017.

Name: Title: Category A Manager B

[GRAN TIERRA FINANCE (LUXEMBOURG) S.À R.L./ GRAN TIERRA BRAZCO (LUXEMBOURG) S.A R.L.]

Name: Title: Category A Manager	Name: Title: Category B Manager

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